Execution Copy

Exhibit 10.2

SECURITY AGREEMENT

among

SHEFFIELD RECEIVABLES CORPORATION,

as Company,

AMERICREDIT REPURCHASE TRUST,

as Issuer

AMERICREDIT FINANCIAL SERVICES, INC.,

Individually and as Servicer

AFS WAREHOUSE CORP.,

Individually

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent and Securities Intermediary

Dated as of

August 19, 2004

i

ARTICLE VIII THE SECURITIES INTERMEDIARY		39

SECTION 8.1.	Duties of the Securities Intermediary	39
SECTION 8.2.	Representations, Warranties and Covenants of the Securities Intermediary	39
SECTION 8.3.	Governing Law for Certain Securities Intermediary Matters	41

ARTICLE IX MISCELLANEOUS		41

SECTION 9.1.	Term of Agreement	41
SECTION 9.2.	Waivers; Amendments.	41
SECTION 9.3.	Notices	42
SECTION 9.4.	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Integration; Appointment of Agent for Service of Process.	44
SECTION 9.5.	Counterparts; Severability	45
SECTION 9.6.	Successors and Assigns.	45
SECTION 9.7.	Confidentiality Agreement	46
SECTION 9.8.	[Reserved]	46
SECTION 9.9.	No Bankruptcy Petition Against the Company	46
SECTION 9.10.	Further Assurances	46
SECTION 9.11.	Characterization of the Transactions Contemplated by the Agreement; Tax Treatment.	46
SECTION 9.12.	Responsibilities of the Issuer	47
SECTION 9.13.	Headings	47
SECTION 9.14.	Limitation on Liability	47

ANNEXES

ANNEX A	Defined Terms

EXHIBITS

EXHIBIT A	List of Lock-Box Banks and Lock-Box Accounts
EXHIBIT B	Form of Lock-Box Agreement
EXHIBIT C	[Intentionally Omitted]
EXHIBIT D	[Intentionally Omitted]
EXHIBIT E	List of Actions and Suits
EXHIBIT F	Schedule of Locations of Records
EXHIBIT G	List of Subsidiaries, Divisions and Tradenames
EXHIBIT H	[Intentionally Omitted]
EXHIBIT I	Form of Secretary’s Certificate
EXHIBIT J	Cumulative Net Loss Percentage Trigger Levels
EXHIBIT K	Form of Take-Out Notice
EXHIBIT L	Form of Agreed Upon Procedures Letter

ii

SECURITY AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 19, 2004, by and among AMERICREDIT REPURCHASE TRUST, a Delaware statutory trust, as issuer (in such capacity, the “Issuer”), AMERICREDIT FINANCIAL SERVICES, INC., a Delaware corporation (“AmeriCredit”), individually and in its capacity as Servicer (in such capacity, the “Servicer”), AFS WAREHOUSE CORP., a Nevada corporation (“AWC”), individually, SHEFFIELD RECEIVABLES CORPORATION, a Delaware corporation (the “Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), individually and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and as securities intermediary (in such capacity, the “Securities Intermediary”).

PRELIMINARY STATEMENTS

WHEREAS, subject to the terms and conditions of this Agreement, the Issuer desires to grant a security interest in and to the Receivables and related property including the Issuer’s interest in certain retail automotive installment sales contracts and loans or promissory notes secured by automobiles;

WHEREAS, pursuant to the Note Purchase Agreement, the Issuer has issued the Note to the Company and will be obligated to the holder of the Note to pay the principal of and interest on the Note in accordance with the terms thereof; and

WHEREAS, the Issuer is granting a security interest in the Collateral to the Collateral Agent, for the benefit of the Secured Parties, to secure the payment and performance of the Issuer of its obligations under this Agreement, the Note and the Note Purchase Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Defined Terms. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in Annex A hereto.

SECTION 1.2. Other Terms. Unless the context otherwise requires, all capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Note Purchase Agreement or, if not defined therein, in the Servicing Agreement, and shall include in the singular number the plural and in the plural number the singular. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

SECTION 1.3. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding,” and the word “within” means “from and excluding a specified date and to and including a later specified date.”

ARTICLE II

GRANT OF SECURITY INTEREST AND SETTLEMENTS

SECTION 2.1. Grant of Security Interest. As security for the prompt and complete payment of the Note and the performance of all of the Issuer’s obligations under the Note, the Note Purchase Agreement, this Agreement and the other Transaction Documents, the Issuer hereby grants to the Collateral Agent, for the benefit of the Secured Parties, without recourse except as provided herein, a security interest in and continuing Lien on all of the Issuer’s property, in existence on the Closing Date or thereafter acquired and wherever located, including, without limitation, all of its right, title and interest in, to and under all property and other rights transferred to it by AWC pursuant to the Master Receivables Purchase Agreement and each Supplement thereto and all other accounts, contract rights, general intangibles, chattel paper, instruments, documents, money, cash, deposit accounts, certificates of deposit, goods, letters of credit, securities, investment property, financial assets or security entitlements (all of the foregoing, collectively, the “Collateral”); provided, that once the Company has released its interest in a Receivable and the related Contract pursuant to Section 2.7 or 2.15 hereof, such Receivable and related Contract shall no longer be part of the Collateral.

In connection with such grant, the Issuer agrees to record and file, at its own expense, financing statements with respect to the Collateral now existing and hereafter created meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the first priority security interest of the Collateral Agent in the Collateral, and to deliver a file-stamped copy of such financing statements or other evidence of such filing (which may, for purposes of this Section 2.1, consist of telephone confirmation of such filing) to the Collateral Agent on or prior to the Initial Funding Date. In addition, in order to show that the

Collateral, including that portion of the Collateral consisting of the Receivables and the related Contracts, have been pledged to the Collateral Agent hereunder, the Issuer and the Servicer agree (i) to clearly and unambiguously mark their respective general ledgers and all accounting records and documents and all computer tapes and records and (ii) to stamp all Contracts and related files (including all chattel paper contained in the Receivable Files) with the following legend:

All right, title and interest in the foregoing finance contract has been assigned to a financial institution in its capacity as agent or collateral agent for the secured parties in connection with a credit facility.

SECTION 2.2. Carrying Costs, Fees and Other Costs and Expenses. Notwithstanding the limitation on recourse under Section 2.1 hereof, the Issuer shall pay, as and when due in accordance with this Agreement, all fees hereunder, Discount, Carrying Costs, all amounts payable pursuant to Article VII hereof, if any, all fees specified in the Fee Letter, and the Servicing Fees. On each Remittance Date, the Issuer shall pay to the Agent, for the account of the Owners, an amount equal to the accrued and unpaid Carrying Costs for the period beginning on the immediately preceding Remittance Date and ending on the Business Day preceding the related Remittance Date together with, in the event the Transferred Interest is held on behalf of the Company, an amount equal to the discount accrued on the Company’s Commercial Paper to the extent such Commercial Paper was issued in order to fund the Net Investment in an amount in excess of the amount of the Initial Funding or any Subsequent Funding, as applicable. Nothing in this Agreement shall limit in any way the obligations of the Issuer to pay the amounts set forth in this Section 2.2.

SECTION 2.3. Allocations of Collections; Spread Account Advances; Servicer Advances.

(a) On each Remittance Date, all Collections plus any payments to the Issuer under any Hedging Arrangement plus all amounts to be applied pursuant to Sections 2.14(b)(i), 2.14(b)(ii)(y) and 2.14(b)(iii)(y) hereof plus any funds retained in the Collection Account pursuant to Section 2.10 hereof (the aggregate of such amounts in respect of any remittance date, the “Available Funds”) shall be applied, without duplication, by the Servicer as follows:

(i) first, to the extent of the Available Funds, to pay any amounts due under any Hedging Arrangement;

(ii) second, to the extent of any remaining Available Funds, (A) to pay the Servicer in an amount equal to the Servicing Fee related to such Settlement Period (and any Servicing Fee remaining unpaid from any prior Settlement Period and (B) to pay the Backup Servicer the Backup Servicing Fee related to such Settlement Period (and any Backup Servicing Fee remaining unpaid from any prior Settlement Period);

(iii) third, to the extent of any remaining Available Funds, to reimburse the Servicer in an amount equal to any Servicer Advances related to such Settlement Period (and any Servicer Advances remaining unreimbursed from any prior Settlement Period);

(iv) fourth, to the extent of any remaining Available Funds, (A) to pay the Collateral Agent in an amount equal to the Collateral Agent Fee related to such Settlement Period (and any Collateral Agent Fee remaining unpaid from any prior Settlement Period) and (B) to pay the Owner Trustee in an amount equal to the Owner Trustee Fee related to such Settlement Period (and any Owner Trustee Fee remaining unpaid from any prior Settlement Period);

(v) fifth, to the extent of any remaining Available Funds, to pay the Agent, the Owners, the Collateral Agent, the Owner Trustee and the Backup Servicer, pro rata, any other fees, expenses or indemnification amounts due and payable to such Person by the Issuer and related to such Settlement Period (and any such fees, expenses and indemnification amounts remaining unpaid to such Person from any prior Settlement Period) in an aggregate amount not to exceed $10,000;

(vi) sixth, to the extent of any remaining Available Funds, to pay the Agent, for the account of the Company and the other Owners, as applicable, an amount equal to all accrued and unpaid Carrying Costs in respect of such Settlement Period (and any Carrying Costs remaining unpaid from any previous Settlement Period)

(vii) seventh, to the extent of any remaining Available Funds, to pay the Agent, for the account of the Company and the other Owners, as applicable, in an amount equal to the Monthly Principal Payment, to be applied in reduction of the Net Investment;

(viii) eighth, if a Rapid Amortization Event or Potential Rapid Amortization Event has occurred and is continuing or if a Trigger Event exists with respect to such Remittance Date, to the extent of any remaining Available Funds, such remaining Available Funds shall be paid to the Agent, for the account of the Company and the other Owners, as applicable, in reduction of the Net Investment until the Net Investment has been reduced to zero;

(ix) ninth, prior to the Termination Date, to the extent of any remaining Available Funds, to the Spread Account, to the extent necessary to cause the amount on deposit therein to equal the Required Spread Account Amount;

(x) tenth, to the extent of any remaining Available Funds, to pay the Agent, for the account of the Company and the other Owners, as applicable, an amount directed by the Issuer, to be applied in reduction of the Net Investment;

(xi) eleventh, to the extent of any remaining Available Funds, to pay the Agent, the Owners, the Collateral Agent, the Owner Trustee and the Backup Servicer, pro rata, any fees, expenses or indemnification amounts due and payable to such Person by the Issuer and related to such Settlement Period (and any such fees, expenses and indemnification amounts remaining unpaid to such Person from any prior Settlement Period) in excess of the amounts paid to such Person pursuant to clause (v), above; and

(xii) twelfth, to the extent any Available Funds remain after application in accordance with clauses (i) through (xi) above, such excess amounts shall be paid to the Certificateholders.

(b) In the event that any amounts are due to multiple Persons pursuant to any single clause of Section 2.3(a) and such amounts are not described therein as being allocated among such Persons pro rata, such amounts will be allocated among such persons pari passu in the event that sufficient Available Funds do not exist to pay all amounts otherwise due and payable on the related Remittance Date pursuant to such clause.

(c) In the event that, at any time, the Company does not have sufficient funds at such time to pay Carrying Costs when due, then, in such event, there shall be made a Spread Account Advance equal to the amount of such deficiency, which amount shall be applied to pay such costs and expenses of the Company. In the event that any such Spread Account Advance is not made by 1 p.m. (New York City time) on the day requested, the Servicer may, at the request of the Agent, advance to the Company an amount equal to such deficiency (each, a “Servicer Advance”); provided, that the Servicer shall not be required to make any such Servicer Advance to the extent that the Servicer reasonably believes that it will not be reimbursed for such Servicer Advance pursuant to Section 2.3(a)(ii) hereof on any subsequent Remittance Date.

SECTION 2.4. Liquidation Settlement Procedures.

Following any date after the Termination Date on which all accrued Carrying Costs have been paid in full in cash and all other Aggregate Unpaids have been paid in full in cash, (i) the Collateral Agent shall be considered to have released its security interest in and continuing Lien on the Collateral, including all of the Receivables and Related Security, (ii) the Servicer shall pay to the Issuer any remaining Collections set aside and held by the Servicer, and (iii) the Collateral Agent shall, at the written request of the Issuer, execute and deliver to the Issuer, at the Issuer’s expense, such documents or instruments as are necessary to terminate the Collateral Agent’s security interest in the Collateral, including all of the Receivables and Related Security and Collections with respect thereto. Any such documents shall be prepared by or on behalf of the Issuer at the expense of the Issuer. After giving effect to any such liquidation, any amounts remaining in the Spread Account shall be paid to the Issuer.

SECTION 2.5. [Intentionally Omitted].

SECTION 2.6. Protection of Interest of the Collateral Agent.

(a) AmeriCredit and AWC agree that they shall, and shall cause the Issuer to, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Collateral Agent may reasonably request in order to perfect or protect the Collateral or to enable the Collateral Agent or any Secured Party to exercise or enforce any of its rights hereunder. Nothing contained herein shall imply a duty of the Collateral Agent to initiate the preparation of documents or the taking of action to perfect or protect the Collateral beyond the duties specifically enumerated herein and contained in the Transaction Documents. Without limiting the foregoing, AmeriCredit and AWC shall, and shall cause the Issuer to, in order to accurately reflect the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, (i) stamp (or cause to be stamped) all Contracts and related files with the legend set forth in Section 2.1 hereof and (ii) upon the request of any Secured Party, execute and file such financing or continuation statements or amendments thereto or assignments thereof as may be requested by such Secured Party and mark its master data processing records and other documents (or to cause such records or other documents to be marked) so as to indicate the Collateral Agent’s security interest in the portion of the Collateral consisting of Receivables, the related Contracts, the Collections and the Related Security with respect thereto. AmeriCredit and AWC agree that they shall take all actions necessary to cause the Issuer to similarly mark its records to reflect the sale of the Receivables and the Contracts to the Issuer and the Collateral Agent’s security interest in the Receivables, the related Contracts, the Collections and the Related Security with respect thereto. AmeriCredit and AWC shall, and shall cause the Issuer to, at their own expense, upon request of any Secured Party, obtain such additional search reports as any such Secured Party shall request. To the fullest extent permitted by applicable law, the Collateral Agent shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof in respect of security interests created under this Agreement without the Issuer’s, AmeriCredit’s or AWC’s signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement. The Issuer shall not, and shall not permit AmeriCredit or AWC to, change its name, identity, corporate structure or location (within the meaning of Section 9-307 of the UCC as in effect in the State of New York, Nevada, Delaware and Texas) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Collateral Agent at least thirty (30) days’ prior notice thereof and (ii) prepared at the Issuer’s expense and delivered to the Collateral Agent all financing statements, instruments and other documents necessary to preserve and protect the Collateral or requested by the Collateral Agent or any Secured Party in connection with such change or relocation. Any filings under the UCC or otherwise that are occasioned by such change in name or location shall be made at the expense of the Issuer. On the Initial Funding Date, the Issuer shall deliver to the Collateral Agent a listing by account number of the Contracts as of the Initial Funding Date, which listing shall constitute Schedule A hereto and is hereby incorporated herein by reference. On each Remittance Date, the Issuer shall deliver to the Collateral Agent an updated listing by account number of the Contracts as of the last day of such Settlement Period (giving effect to any releases by the Company pursuant to Section 2.15 hereof) and such updated list shall thereupon constitute Schedule A hereto and is hereby incorporated by reference herein.

(b) The Servicer shall instruct all Obligors to cause all Collections to be deposited directly with a Lock-Box Bank, acting as agent for the Collateral Agent, on behalf of the Secured Parties, pursuant to a Lock-Box Agreement. Amounts received by a Lock-Box Bank in respect of Receivables may initially be deposited into a Lock-Box Account maintained by the Lock-Box Bank as agent for the Collateral Agent, on behalf of the Secured Parties, and for other owners of automobile receivables serviced by the Servicer. The Servicer shall be permitted to give instructions to the Lock-Box Banks for so long as neither a Potential Rapid Amortization Event nor any Rapid Amortization Event has occurred hereunder. The Servicer shall not add any bank as a Lock-Box Bank to those listed on Exhibit A attached hereto unless such bank has entered into a Lock-Box Agreement. The Servicer shall not terminate any bank as a Lock-Box Bank unless the Collateral Agent shall have received fifteen (15) days’ prior notice of such termination. The Servicer shall use its best efforts to cause the Lock-Box Bank, pursuant to the Lock-Box Agreement, to deposit all payments on the Receivables in the Lock-Box Account not later than the Business Day after receipt thereof and, within two (2) Business Days of receipt of Collections into the Lock-Box Account, the Servicer shall cause such Collections to be remitted into the Collection Account. If the Issuer, AmeriCredit, AWC or the Servicer receives any Collections, the Issuer, AmeriCredit, AWC or the Servicer, as applicable, shall immediately, but in any event within two (2) Business Days of receipt, remit (and shall cause AmeriCredit and AWC to remit) such Collections to the Lock-Box Account or the Collection Account.

SECTION 2.7. Deemed Collections; Application of Payments.

(a) If on any day the outstanding balance of a Receivable is either (x) reduced as a result of any defective, rejected or returned merchandise or services, any discount, credit, rebate, dispute, warranty claim, repossessed or returned goods, charge-back, allowance, any billing adjustment, dilutive factor or other adjustment or (y) reduced or canceled as a result of a setoff or offset in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Issuer shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation and the Issuer shall pay to the Servicer an amount equal to such reduction or cancellation and such amount shall be deposited into the Collection Account and applied by the Servicer as a Collection in accordance with Section 2.3 or 2.4 hereof, as applicable. The Net Investment shall be reduced by the amount of such payment applied to the reduction of the Net Investment and actually received by the Agent.

(b) If on any day AWC or the Servicer obtains actual knowledge that any of the representations or warranties in Article III was untrue with respect to a Receivable as of the date such Receivable was first sold to the Issuer or has subsequently become untrue with respect to such Receivable, the Issuer shall be deemed to have received on such day a Collection of such Receivable in full and the Issuer shall on such day pay to the Servicer an amount equal to the Outstanding Balance of such Receivable and such amount shall be deposited into the Collection Account and allocated and applied by the Servicer as a Collection allocable to the Net Investment in accordance with Section 2.3 or 2.4 hereof, as applicable. The Net Investment shall be reduced by the amount of such payment applied to the reduction of the Net Investment and actually received by the Agent.

(c) Any payment by an Obligor in respect of any indebtedness owed by it to the Issuer, AmeriCredit or AWC shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor included in the Net Investment (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other indebtedness of such Obligor.

SECTION 2.8. Payments and Computations, Etc. All amounts to be paid or deposited by the Issuer or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City time) on the day when due in immediately available funds; if such amounts are payable to the Agent (whether on behalf of the Company or any other Owners or otherwise), they shall be paid or deposited in the Agent’s account indicated in Section 9.3 hereof, until otherwise notified by the Agent, the Company or any other Owners. The Issuer shall, to the extent permitted by law, pay to the applicable Secured Parties upon demand, interest on all amounts not paid or deposited when due to the Secured Parties hereunder at a rate equal to 2% per annum plus the Base Rate. All computations of Carrying Costs, interest and all per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Any computations by the Agent of amounts payable by the Issuer hereunder shall be binding upon the Issuer absent manifest error.

SECTION 2.9. Reports. On or before each Determination Date, the Servicer shall prepare and forward to the Collateral Agent and the Agent, (i) a Servicer’s Certificate as of the end of the preceding Settlement Period, (ii) if requested by the Collateral Agent or the Agent, a computer tape listing by Obligor all Receivables, together with an aging of such Receivables, and (iii) such other information as the Collateral Agent, the Agent or any Secured Party may reasonably request. The Agent shall provide to the Issuer, two (2) days prior to each Determination Date, a monthly settlement statement containing information relating to the amount of each obligation of the Company which comprises Carrying Costs for the most recent Settlement Period and the amount of interest earnings on all related accounts for such Settlement Period.

SECTION 2.10. Collection Account.

(a) The Collection Account. shall be established on or prior to the Initial Funding Date and maintained in the name of the Collateral Agent, for the benefit of the Secured Parties, and in accordance with Section 8.1. The Collection Account shall be under the exclusive ownership and control of the Collateral Agent, for the benefit of the Secured Parties. Subject to the terms hereof, the Collateral Agent shall possess all right, title and interest in and to all funds deposited from time to time in the Collection Account. The Servicer shall remit daily from the Lock-Box Account, within two (2) Business Days of receipt, to the Collection Account all Collections received with respect to any Receivables. On each Remittance Date, all interest and earnings (net of losses and investment expenses) on funds on deposit in the Collection Account shall be considered to be Collections and shall be distributed hereunder as such. On the date on which the Net Investment is zero and all Carrying Costs and other Aggregate Unpaids have been paid in full, any funds remaining on deposit in the Collection Account shall be paid to the Issuer.

(b) Subject to subsection (d) below, funds on deposit in the Collection Account shall be invested in Eligible Investments by the Collateral Agent at the written direction of the Servicer, provided that if such Eligible Investments are not available or a Rapid Amortization Event shall have occurred, such investments shall be made in the investment described in subclause (iv) of the definition of Eligible Investments. Any such written directions shall specify the particular investment to be made and shall certify that such investment is an Eligible Investment and is permitted to be made under this Agreement.

(c) The Servicer shall provide the Collateral Agent on or prior to the Initial Funding Date and from time to time an incumbency certificate or the substantial equivalent with respect to each officer of the Servicer that is authorized to provide instructions relating to investments in Eligible Investments in the Collection Account.

(d) Funds on deposit in the Collection Account shall be invested by the Collateral Agent, in the name of the Collateral Agent, in Eligible Investments that will mature so that such funds will be available so as to permit amounts in the Collection Account to be paid and applied on the Remittance Date and otherwise in accordance with the provisions of Sections 2.3 and 2.4 hereof. On the last day of each funding period, all interest and earnings (net of losses and investment expenses) on funds on deposit in the Collection Account shall be retained in the Collection Account and be available to make any payments required to be made hereunder (including Carrying Costs) by the Issuer. Realized losses, if any, on amounts invested in such Eligible Investments shall be charged against investment earnings on amounts on deposit in the Collection Account

SECTION 2.11. [Intentionally Omitted].

SECTION 2.12. [Intentionally Omitted].

SECTION 2.13. [Intentionally Omitted].

SECTION 2.14. Spread Account; Withdrawals; Releases.

(a) (i) The Spread Account shall be established on or prior to the Initial Funding Date and maintained in the name of the Collateral Agent, for the benefit of the Secured Parties, and in accordance with Section 8.1. The Spread Account shall be under the exclusive ownership and control of the Collateral Agent, for the benefit of the Secured Parties.

(ii) Funds on deposit in the Spread Account (other than investment earnings) shall be invested by the Collateral Agent (in the name of the Collateral Agent on behalf of the Secured Parties) in Eligible Investments that will mature so that such funds will be available on the Remittance Date following such investment. Investment earnings on amounts on deposit in the Spread Account shall be deposited into the Collection Account immediately following receipt thereof.

(iii) Subject to clause (ii) above, funds on deposit in the Spread Account shall be invested in Eligible Investments by or at the written direction of the Servicer, provided that if such Eligible Investments are not available or a Rapid Amortization Event shall have occurred, such investments shall be made in the investment described in subclause (iv) of the definition of Eligible Investments. Any such written directions shall specify the particular investment to be made and shall certify that such investment is an Eligible Investment and is permitted to be made under this Agreement.

(iv) The Servicer shall provide the Collateral Agent on the date hereof and from time to time an incumbency certificate or the substantial equivalent with respect to each officer of the Servicer that is authorized to provide instructions relating to investments in Eligible Investments in the Spread Account.

(v) On the Termination Date, the Collateral Agent shall withdraw all amounts on deposit in the Spread Account and deposit such amounts into the Collection Account. On the date on which the Aggregate Unpaids have been paid in full in cash, any funds remaining on deposit in the Spread Account shall be paid to the Issuer. Realized losses, if any, on amounts invested in such Eligible Investments shall be charged against investment earnings on amounts on deposit in the Spread Account, as applicable.

(b) (i) In the event that Available Funds with respect to any Remittance Date are insufficient to provide for the payment of the amounts described in Section 2.3(a)(i) through (vii) hereof, the Collateral Agent shall make a withdrawal from the Spread Account in the amount of such deficiency and the proceeds from such withdrawal shall be applied by the Collateral Agent to the required distributions and payments. Funds may also be released from the Spread Account each month in accordance with Section 2.3(c).

(ii) In the event that on any day on which a Take-Out or a Series Repurchase occurs after giving effect to clause (b)(i) above, the amount on deposit in the Spread Account (calculated as of the date of the Take-Out or Series Repurchase, as applicable) exceeds the Required Spread Account Amount, the Collateral Agent shall (x) if no Rapid Amortization Event or Potential Rapid Amortization Event shall have occurred, release to the Issuer an amount equal to the excess of the amount on deposit in the Spread Account over the Required Spread Account Amount and (y) if a Rapid Amortization Event shall have occurred, apply as part of Available Funds pursuant to Section 2.3 hereof an amount equal to the excess of the amount on deposit in the Spread Account over the Required Spread Account Amount.

(iii) In the event that on any Remittance Date after giving effect to the amounts required to be distributed pursuant to Section 2.3(a) and any amounts to be withdrawn pursuant to clause (b)(i) above, the amount on deposit in the Spread Account exceeds the Required Spread Account Amount, the Collateral Agent shall (x) if no Rapid Amortization Event or Potential Rapid Amortization Event shall have occurred, release to the Issuer an amount equal to the excess of the amount on deposit in the Spread Account over the Required Spread Account Amount and (y) if a Rapid Amortization Event shall have occurred, apply as part of Available Funds pursuant to Section 2.3 hereof an amount equal to the excess of the amount on deposit in the Spread Account over the Required Spread Account Amount.

(iv) After the occurrence of the Termination Date upon the day on which the Net Investment is zero and the Aggregate Unpaids shall have been paid in full, in cash, the Collateral Agent shall release to the Issuer all amounts on deposit in the Spread Account.

SECTION 2.15. Optional Release.

On any Business Day, the Issuer shall have the right, upon delivery to the Collateral Agent of a Take-Out Notice substantially in the form of Exhibit K hereto, to require the Collateral Agent to release its security interest in and its Lien on all or part of the Contracts and the related Receivables on the terms and conditions set forth herein. In connection with any such release, the Issuer shall pay to the Company and the other Owners, as applicable, an amount equal to the amount necessary to reduce the Net Investment so that the ratio of the Net Investment outstanding immediately prior to such repayment to the Net Receivables Balance immediately prior to such repayment equals the ratio of the Net Investment outstanding immediately following such repayment to the Net Receivables Balance immediately following such repayment. Unless such release is to be made in connection with a Series Repurchase, it shall be a condition precedent to any such release that (i) the amount to be paid pursuant to the preceding sentence shall be at least $1,000,000; (ii) the Issuer shall deposit to the Collection Account an amount equal to the sum of (x) all unreimbursed Servicer Advances and (y) Carrying Costs and Early Collection Fees, if any, associated with the Receivables to be released, as determined by the Agent; (iii) the Issuer shall have given the Agent and the Collateral Agent at least one (1) Business Day’s irrevocable prior written notice of (x) its intention to request a release with respect to such Contracts and Receivables and (y) the proposed date of such release; (iv) in the case of a release of the security interest with respect to all of the Contracts and related Receivables, the Issuer shall deposit to the Collection Account all other Aggregate Unpaids, (v) the Issuer shall not have applied any adverse selection criteria to the Contracts and the Receivables being released on such date and (vi) AmeriCredit shall pay any breakage costs incurred in connection with such release under any Hedging Arrangement. Nothing above shall imply a duty of the Collateral Agent to determine whether such above-referenced conditions precedent have been satisfied. The Issuer shall pay to the Agent, for the benefit of the Company and the other Owners, as applicable, and the Collection Account, as applicable, such amounts as are required under this Section on the date of such release.

The amount described in clause (i) above upon receipt by the Agent, for the benefit of the Company and the other Owners, as applicable, shall be applied in reduction of the Net Investment. From the amount described in clause (iii) above an amount equal to unreimbursed Servicer Advances shall be distributed to the Servicer and the remainder of such amounts shall be remitted to the Agent, for the benefit of the Company and the other Owners, as applicable, in accordance with Section 2.3(a) hereof.

The Issuer shall be obligated to pay all reasonable legal fees, expenses or other costs of the Agent, the Collateral Agent, and the Secured Parties arising in connection with any such assignment.

Upon the deposit to the Collection Account and the payment by the Issuer of the amounts described in this Section, the Collateral Agent shall execute and deliver to the Issuer, at the Issuer’s expense, such documents or instruments as are necessary to terminate the Collateral Agent’s security interest in the released Receivables and the Contracts related thereto. Any such documents shall be prepared by or on behalf of the Issuer in form and substance satisfactory to the Collateral Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1. Representations and Warranties of the Issuer. On the Closing Date and on each Determination Date, Remittance Date and Funding Date, the Issuer represents and warrants to the Agent, the Collateral Agent and the Secured Parties that:

(a) Existence and Power. The Issuer is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and has all power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted. The Issuer is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business requires it to be so qualified.

(b) Authorization; Contravention. The execution, delivery and performance by the Issuer of this Agreement and the other Transaction Documents to which it is a party are within the Issuer’s trust powers, have been duly authorized by all necessary trust action, require no action by or in respect of, or require the consent or approval of, or the filing of any notice or other documentation with, any Official Body or other Person (except as contemplated by Section 2.6 hereof), and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Trust Agreement of the Issuer or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Issuer or result in the creation or imposition of any Adverse Claim on the assets of the Issuer or any of its Subsidiaries (except as contemplated by Section 2.6 hereof).

(c) Binding Effect. Each of this Agreement and the other Transaction Documents has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Issuer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

(d) Perfection. Immediately preceding each Funding, the Issuer shall be the legal and beneficial owner of all of the Receivables, Related Security and Collections, free and clear of all Adverse Claims. On or prior to each Funding and each day on which a Receivable is sold to the Issuer by AWC pursuant to the Master Receivables Purchase Agreement, all financing statements and other documents required to be recorded or filed in order to perfect and protect (i) the Issuer’s interest in the Receivables, the Contracts related thereto, the Related Security with respect thereto and all Proceeds thereof against all creditors of and purchasers from AmeriCredit or AWC, as applicable and (ii) the interest of the Collateral Agent on behalf of the Company and the other Owners in the Collateral against all creditors of and purchasers from AmeriCredit, AWC and the Issuer will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

(e) Accuracy of Information. All information heretofore furnished by the Issuer (including without limitation, the Servicer’s Certificate, any reports delivered pursuant to

Section 2.9 hereof and AmeriCredit Corp.’s financial statements) to the Collateral Agent, the Secured Parties, the Agent or any of the other Persons party hereto for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Issuer to any such Person will be, true and accurate in every material respect, and the Issuer has not omitted to disclose any information which is material to the transaction on the date such information is furnished.

(f) Tax Status. All tax returns (federal, state and local) required to be filed with respect to the Issuer have been filed (which filings may be made by an Affiliate of the Issuer on a consolidated basis covering the Issuer and other Persons) and there has been paid or adequate provision made for the payment of all taxes, assessments and other governmental charges in respect of the Issuer (or in the event consolidated returns have been filed, with respect to the Persons subject to such returns).

(g) Action, Suits. There are no actions, suits or proceedings pending, or to the knowledge of the Issuer threatened, against or affecting (x) the Issuer or its properties and (y) except as set forth in Exhibit E hereto, against any Affiliate of the Issuer or their respective properties, in or before any court, arbitrator or other body which in the case of clause (y), individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Issuer if determined adversely to such Affiliate. The Issuer is not in violation of any order of any Official Body.

(h) Use of Proceeds. The proceeds of any Funding will be used by the Issuer to (a) acquire the Receivables, the Contracts related thereto and the Related Security with respect thereto from AWC pursuant to the Master Receivables Purchase Agreement, (b) to pay down debt in connection with the purchase of the Receivables and Contracts pursuant to the Master Receivables Purchase Agreement, or (c) to make distributions constituting a return of capital. No proceeds of any Funding will be used by the Issuer to acquire any security in any transaction which is subject to Section 12 of the Securities Exchange Act of 1934, as amended or for any purpose that violates any applicable law, rule or regulation, including Regulation U of the Federal Reserve Board.

(i) State of Organization; Location. The state of organization, principal place of business, chief executive office of the Issuer are located at the address of the Issuer indicated in Section 9.3 hereof and the offices where the Issuer keeps all its Records, are located at the address(es) described on Exhibit F or such other locations notified to the Company in accordance with Section 2.6 hereof in jurisdictions where all action required by Section 2.6 hereof has been taken and completed.

(j) Good Title. Upon each Funding and on each day on which a Receivable and related Contract is sold to the Issuer by AWC pursuant to the Master Receivables Purchase Agreement, the Collateral Agent shall acquire a valid and perfected first priority security interest in each Receivable and related Contract that exists on the date of such Funding and sale and in the Related Security and Collections with respect thereto free and clear of any Adverse Claim.

(k) Tradenames, Etc. As of the date hereof: (i) the Issuer has only the subsidiaries and divisions listed on Exhibit G hereto; and (ii) the Issuer has not operated under any tradenames and has not changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy).

(l) Nature of Receivables. Each Receivable (x) represented by the Issuer or the Servicer to be an Eligible Receivable (including in any report, document or instrument delivered hereunder or in connection with any other Transaction Documents) or (y) included in any calculation of the Net Receivables Balance, satisfies at the time of such representation or inclusion the definition of “Eligible Receivable” set forth herein.

(m) Credit and Collection Policy. Since June 30, 2004, there have been no material changes in the Credit and Collection Policy other than as permitted hereunder.

(n) [Reserved].

(o) No Rapid Amortization Event. No event has occurred and is continuing and no condition exists which constitutes a Rapid Amortization Event or a Potential Rapid Amortization Event.

(p) Not an Investment Company or a Holding Company. The Issuer is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such Act. The Issuer is not a “holding company,” or a subsidiary or affiliate of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(q) ERISA. Each of the Issuer and its ERISA Affiliates is in compliance in all material respects with ERISA and no lien exists in favor of the Pension Benefit Guaranty Corporation on any of the Receivables.

(r) Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Exhibit A hereto (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Collateral Agent and for which Lock-Box Agreements have been executed in accordance with Section 2.6(b) hereof and delivered to the Collateral Agent). All Obligors have been instructed (or will be instructed on their next billing statement) to make payment to a Lock-Box Account.

(s) Bulk Sales. No transaction contemplated hereby or by the Note Purchase Agreement or the Master Receivables Purchase Agreement requires compliance with any bulk sales act or similar law.

(t) Transfers of Receivables. Each Receivable which has been transferred to the Issuer by AWC has been purchased (i) by the Issuer from AWC pursuant to, and in accordance with, the terms of the Master Receivables Purchase Agreement and the related Supplement and (ii) by AWC from AmeriCredit pursuant to, and in accordance with, the terms of the Master Sale and Contribution Agreement and the related Sale Agreement.

(u) Preference; Voidability. With respect to each transfer of Receivables and Related Security from AWC to the Issuer, the Issuer has given reasonably equivalent value to AWC in consideration for such transfer of Receivables and Related Security, and each such transfer has not been made for or on account of an antecedent debt owed by AWC to the Issuer and no such transfer is or may be voidable under any Section of the Bankruptcy Code.

(v) Insurance Policies. At the time of the sale of each Receivable and related Contract by AWC to the Issuer pursuant to the Master Receivables Purchase Agreement, each Financed Vehicle is required to be covered by physical damage and liability insurance obtained by the related Obligor at least in the amount required by the related Contract, and each such required insurance policy is required to name AWC or the Servicer, as loss payee and is required to be in full force and effect.

(w) Representations and Warranties of AmeriCredit and AWC. Each of the representations and warranties of AmeriCredit set forth in Section 3.3 of the Master Sale and Contribution Agreement and of AWC set forth in Section 3.3 of the Master Receivables Purchase Agreement are true and correct in all material respects and each of AmeriCredit and AWC hereby remakes all such representations and warranties for the benefit of the Agent, the Collateral Agent, the Company and the other Owners.

Any document, instrument, certificate or notice delivered hereunder by the Issuer to the Agent, the Collateral Agent or the Secured Parties shall be deemed a representation and warranty by the Issuer.

SECTION 3.2. Representations and Warranties of the Servicer. On the Closing Date and on each Determination Date, Remittance Date and Funding Date, the Servicer represents and warrants to the Agent, the Collateral Agent and the Secured Parties that:

(a) Corporate Existence and Power. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted. The Servicer is duly qualified to do business in and is in good standing in every other jurisdiction in which the nature of its business requires it to be so qualified.

(b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Servicer of this Agreement and the other Transaction Documents to which it is a party are within the Servicer’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or require the consent or approval of, or the filing of any notice or other documentation with, any Official Body (except as contemplated by Section 2.6 hereof), and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or bylaws of the Servicer or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Servicer or result in the creation or imposition of any Adverse Claim on assets of the Servicer or any of its Subsidiaries (except as contemplated by Section 2.6 hereof).

(c) Binding Effect. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Servicer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

(d) Accuracy of Information. All information heretofore furnished by the Servicer to the Collateral Agent, the Secured Parties, the Agent or any of the other Persons party hereto for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Servicer to the Collateral Agent, the Secured Parties or the Agent will be, true and accurate in every material respect, and the Servicer has not omitted, and will not omit, to disclose any information which is material to the transactions contemplated by this Agreement on the date such information was or is furnished.

(e) Action, Suits. There are no actions, suits or proceedings pending, or to the knowledge of the Servicer threatened, against or affecting the Servicer or any Affiliate of the Servicer or their respective properties, in or before any court, arbitrator or other body, which, individually or in the aggregate, could reasonably be expected to cause a material adverse effect on the Servicer or any such Affiliate. The Servicer is not in violation of any order of any Official Body.

(f) [Reserved].

(g) Credit and Collection Policy. Since June 30, 2004, there have been no material changes in the Credit and Collection Policy other than as permitted hereunder.

(h) Nature of Receivables. Each Receivable included in the calculation of the Net Receivables Balance satisfies at such time the definition of “Eligible Receivable”.

(i) Not an Investment Company or a Holding Company. The Servicer is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such Act. The Servicer is not a “holding company,” or a subsidiary or affiliate of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(j) Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Exhibit A (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Issuer and the Collateral Agent and for which Lock-Box Agreements have been executed in accordance with Section 2.6(b) hereof and delivered to the Collateral Agent). All Obligors have been instructed (or will be instructed on their next billing statement) to make payment to a Lock-Box Account.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.1. Conditions to Effectiveness. On or prior to the date of execution hereof, the Issuer shall deliver to the Agent the following documents, instruments and fees all of which shall be in a form and substance acceptable to the Agent:

(a) An executed copy of this Agreement, the Master Sale and Contribution Agreement, the Master Receivables Purchase Agreement, the Fee Letter and each of the other Transaction Documents (other than the Note, any Hedging Arrangement and the Lock-Box Agreement).

(b) Any other fees or amounts due and payable on the Closing Date in accordance with the Fee Letter.

(c) Such other documents, approvals, consents, instruments, certificates or opinions as the Collateral Agent or the Secured Parties shall reasonably request.

SECTION 4.2. Conditions to Initial Funding. The obligation of the Company to make the Initial Funding hereunder is subject to (i) satisfaction of the conditions precedent set forth in Section 4.1 hereof and Section 2.1(d) of the Note Purchase Agreement and (ii) receipt by the Agent of the following documents, instruments and fees, all of which shall be in a form and substance acceptable to the Agent:

(a) A copy of the resolutions of the Board of Directors of AmeriCredit, certified by its Secretary approving the execution, delivery and performance by it (and the Issuer) of this Agreement, the Master Sale and Contribution Agreement, the Master Receivables Purchase Agreement and the other Transaction Documents to be delivered by it (and the Issuer) hereunder or thereunder and all other documents evidencing necessary corporate action (including shareholders consents) and government approvals, if any.

(b) A copy of the resolutions of the Board of Directors of AWC, certified by its Secretary approving the execution, delivery and performance by it of this Agreement, the Master Sale and Contribution Agreement, the Master Receivables Purchase Agreement, the Trust Agreement and the other Transactions Documents to be delivered by it hereunder or thereunder and all other documents evidencing necessary corporate action (including shareholders consents, if any) and government approvals, if any.

(c) The certificate of trust of the Issuer certified by the Secretary of State of the State of Delaware dated a date reasonably prior to the Initial Funding Date.

(d) The certificate of incorporation and bylaws of AmeriCredit.

(e) (i) The articles of incorporation of the Owner Trustee certified by an officer of the Owner Trustee dated a date reasonably prior to the Initial Funding Date and (ii) a power of attorney granted by the Trust in favor of the Wilmington Trust Company.

(f) A Good Standing Certificate for the Issuer issued by the Secretary of State of the State of Delaware and certificates of qualification as a foreign trust issued by the Secretary of State or other similar official of each jurisdiction where such qualification is material to the transactions contemplated by this Agreement, the Master Receivables Purchase Agreement and the other Transaction Documents, in each case, dated a date reasonably prior to the Initial Funding Date.

(g) A Good Standing Certificate for AmeriCredit issued by the Secretary of State of the State of Delaware and certificates of qualification as a foreign corporation issued by the Secretary of State or other similar official of Texas, California and Florida, in each case, dated a date reasonably prior to the Initial Funding Date.

(h) A Good Standing Certificate for AWC issued by the Secretary of State of the State of Nevada and certificates of qualification as a foreign corporation issued by the Secretary of State or other similar official of each jurisdiction where such qualification is material to the transactions contemplated by this Agreement, the Master Sale and Contribution Agreement, the Master Receivables Purchase Agreement and the other Transaction Documents, in each case, dated a date reasonably prior to the Initial Funding Date.

(i) A Good Standing Certificate for the Owner Trustee issued by the Secretary of State of the State of Delaware, dated a date reasonably prior to the Initial Funding Date.

(j) A Certificate of the Secretary of AmeriCredit substantially in the form of Exhibit I hereto.

(k) A Certificate of the Secretary of AWC substantially in the form of Exhibit I hereto.

(l) A Certificate of the Secretary of the Owner Trustee substantially in the form of Exhibit I hereto.

(m) Acknowledgement copies of proper financing statements (Form UCC-1), naming AmeriCredit as the Issuer/seller in favor of AWC as secured party/purchaser and the Collateral Agent, for the benefit of the Secured Parties, as assignee of the secured party/purchaser or other similar instruments or documents as may be necessary or in the reasonable opinion of the Collateral Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect AWC’s interest in the Receivables, Related Security and Collections, free and clear of any Adverse Claim.

(n) Acknowledgement copies of proper financing statements (Form UCC-1), naming AWC as the Issuer/seller in favor of the Issuer as secured party/purchaser and the Collateral Agent, for the benefit of the Secured Parties, as assignee of the secured party/purchaser or other similar instruments or documents as may be necessary or in the reasonable opinion of the Collateral Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Issuer’s interest in the Receivables, Related Security and Collections, free and clear of any Adverse Claim.

(o) Acknowledgement copies of proper financing statements (Form UCC-1), naming the Issuer as the Issuer in favor of the Collateral Agent, for the benefit of the Secured Parties, or other similar instruments or documents as may be necessary or in the reasonable opinion of the Collateral Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Collateral Agent’s security interest in the Collateral, including all Receivables, Related Security and Collections, free and clear of any Adverse Claim.

(p) Copies of proper statements (Form UCC-3), if any, necessary to terminate all security interests and other rights of any person in the Receivables, Related Security and Collections, previously granted by AmeriCredit.

(q) Copies of proper statements (Form UCC-3), if any, necessary to terminate all security interests and other rights of any person in the Receivables, Related Security and Collections, previously granted by AWC.

(r) Copies of proper statements (Form UCC-3), if any, necessary to terminate all security interests and other rights of any person in the Collateral, including the Receivables, Related Security and Collections, previously granted by the Issuer.

(s) Certified copies of search reports dated a date reasonably near the date of the Initial Funding listing all effective financing statements which name the Issuer, AmeriCredit or AWC (under its present name and any previous name) as debtor and which are filed in jurisdictions in which the filings were made pursuant to items (p), (q) and (r) above together with copies of such financing statements with respect to AWC and the Issuer, and, with respect to AmeriCredit, as may be requested by the Agent or its counsel (none of which shall cover any Receivables or Contracts).

(t) Executed copies of the Lock-Box Agreements relating to each of the Lock-Box Accounts.

(u) An opinion of Dewey Ballantine LLP, special counsel to the Issuer, AmeriCredit and AWC, relating to certain corporate, security interest and tax matters, in form and substance satisfactory to the Agent and the Agent’s counsel.

(v) An opinion of Dewey Ballantine LLP, special counsel to the Issuer, AmeriCredit and AWC, relating to certain bankruptcy and insolvency matters (i.e. “true sale” and non-consolidation), in form and substance satisfactory to the Agent and the Agent’s counsel.

(w) The Note, duly executed by the Issuer and appropriately completed.

(x) Executed copies of the documentation relating to any Hedging Arrangement.

(y) Such other documents, approvals, consents, instruments, certificates or opinions as the Collateral Agent or the Secured Parties shall reasonably request.

ARTICLE V

COVENANTS

SECTION 5.1. Affirmative Covenants of the Issuer and AmeriCredit. At all times from the date hereof to the later to occur of (i) the Termination Date or (ii) the date on which the Net Investment has been reduced to zero, all accrued Carrying Costs shall have been paid in full in cash and all other Aggregate Unpaids shall have been paid in full in cash, unless the Collateral Agent and the Secured Parties shall otherwise consent in writing:

(a) Financial Reporting and Other Information. AmeriCredit and AWC shall, and shall cause the Issuer and each of the Issuer’s, AmeriCredit’s and AWC’s Subsidiaries to, maintain, for itself and each of its respective Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to the Agent and the Collateral Agent:

(i) Annual Reporting. As soon as available and in any event within 90 days (or the next succeeding Business Day if the last day of such period is not a Business Day) after the end of each fiscal year, a copy of the audited consolidated financial statements for such year for AmeriCredit Corp. and its consolidated Subsidiaries prepared in accordance with GAAP and any management letter (which letter shall be furnished as soon as available) prepared by independent certified public accountants acceptable to the Agent, certified, without qualification by such accountants and each other report or statement sent to shareholders or publicly filed by AmeriCredit Corp. or the Issuer.

(ii) Annual Statement as to Compliance. On or before October 31 (or 120 days after the end of the Servicer’s fiscal year, if other than June 30) of each year, beginning on October 31, 2004, an officer’s certificate signed by any Responsible Officer of the Servicer, dated as of June 30 (or other applicable date) of such year, stating that (i) a review of the activities of the Servicer during the preceding 12-month period (or such other period as shall have elapsed from the Closing Date to the date of the first such certificate (which period shall not be less than six months)) and of its performance under this Agreement has been made under such officer’s supervision, and (ii) to such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such period, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(iii) Quarterly Reporting. As soon as available and in any event within 45 days (or the next succeeding Business Day if the last day of such period is not a Business Day) after the end of each of the first three quarters of each fiscal year of AmeriCredit Corp., a consolidated balance sheet of AmeriCredit Corp. and its consolidated Subsidiaries as of the end of such quarter and including the prior comparable period, and a consolidated statement of income of AmeriCredit Corp. and its consolidated Subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer, chief accounting officer or any senior vice president of AmeriCredit Corp. identifying such documents as being the documents described in this Section 5.1(a)(ii) and stating that the information set forth therein fairly presents the financial condition of AmeriCredit Corp. and its consolidated Subsidiaries as of and for the periods then ended, subject to year-end adjustments consisting only of normal, recurring accruals.

(iv) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by AmeriCredit Corp.’s chief financial officer, treasurer or authorized officer who shall hold the office of a Vice President or above, stating that (x) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Issuer or AmeriCredit Corp. as applicable and (y) to the best of such Person’s knowledge, no Rapid Amortization Event or Potential Rapid Amortization Event exists, or if any Rapid Amortization Event or Potential Rapid Amortization Event exists, stating the nature and status thereof and showing the computation of, and showing compliance with, each of the financial ratios and restrictions set forth in Section 5.4 and Section 6.1(o) hereof.

(v) [Reserved].

(vi) [Reserved].

(vii) Notice of Rapid Amortization Events or Potential Rapid Amortization Events, Etc. (A) As soon as possible and in any event within two (2) Business Days after the occurrence of each Rapid Amortization Event or each Potential Rapid Amortization Event, a statement of the chief financial officer, chief accounting officer or treasurer of the Servicer setting forth details of such Rapid Amortization Event or Potential Rapid Amortization Event and the action which the Issuer proposes to take with respect thereto, which information shall be updated promptly from time to time; and (B) promptly after the Issuer obtains knowledge thereof, notice of any litigation, investigation or proceeding that may exist at any time between the Servicer and any Person that may result in a material averse effect on the Servicer or any litigation or proceeding relating to any Transaction Document.

(viii) Change in Credit and Collection Policy and Debt Ratings. Within fifteen (15) days after the date any material change in or material amendment to the Credit and Collection Policy is made, a copy of the Credit and Collection Policy then in effect indicating such change or amendment. Within fifteen (15) days after the date of any change in AmeriCredit’s or AmeriCredit Corp.’s public or private debt ratings, if any, a written certification of AmeriCredit’s or AmeriCredit Corp.’s public and private debt ratings after giving effect to any such change.

(ix) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event (as defined in Article IV of ERISA) which the Issuer, AmeriCredit, AWC or any ERISA Affiliate of the Issuer, AmeriCredit or AWC files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Issuer, AmeriCredit, AWC or any ERISA Affiliates of the Issuer, AmeriCredit or AWC receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor.

(x) Change in Accountants or Accounting Policy. Promptly, notice of any change in the accountants or material change in accounting policy of either the Issuer, AmeriCredit Corp., AmeriCredit or AWC.

(xi) Other Information. Such other information (including non-financial information) with respect to the Issuer, AmeriCredit Corp., AmeriCredit, AWC or any of their respective Subsidiaries as the Agent, the Collateral Agent or any Secured Party may from time to time reasonably request.

(b) Conduct of Business. (i) AmeriCredit and AWC shall cause the Issuer and each of the Issuer’s, AmeriCredit’s and AWC’s Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and (ii) the Issuer and AWC shall at all times be a wholly-owned Subsidiary of AmeriCredit.

(c) Compliance with Laws. AmeriCredit or AWC shall, and shall cause the Issuer and each of the Issuer’s, AmeriCredit’s and AWC’s Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject.

(d) Furnishing of Information and Inspection of Records. AmeriCredit or AWC shall, and shall cause the Issuer to, furnish to the Agent from time to time such information with respect to the Receivables as the Agent may reasonably request, including, without limitation, listings identifying the Obligor and the outstanding balance for each Receivable. AmeriCredit or AWC shall, and shall cause the Issuer to, at any time and from time to time, during regular business hours and, provided that a Rapid Amortization Event or Potential Rapid Amortization Event shall not have occurred and be continuing, upon reasonable prior notice, permit the Collateral Agent or any Secured Party, or their agents or representatives, (i) to examine and make copies of and take abstracts from all Records and (ii) to visit the offices and properties of the Issuer, AmeriCredit or AWC, as applicable, for the purpose of examining such Records, and to discuss matters relating to Receivables or the Issuer’s, AmeriCredit’s or AWC’s performance hereunder and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Issuer, AmeriCredit or AWC, as applicable, having knowledge of such matters.

(e) Offices, Records and Books of Account. The Issuer (i) shall keep its state of organization, principal place of business and chief executive office (as such terms or similar terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the address of the Issuer set forth in Section 9.3 hereof or at any other locations in jurisdictions where all actions requested by the Secured Parties to protect and perfect the interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral have been taken and completed and (ii) shall provide the Collateral Agent with at least 30 days’ written notice before making any change in the Issuer’s name or making any other change in the Issuer’s identity or corporate structure that could render any UCC financing statement filed in connection with this Agreement seriously misleading as such term (or similar term) is used in the UCC.

Each notice to the Collateral Agent pursuant to the foregoing sentence shall set forth the applicable change and the effective date thereof. AmeriCredit or AWC shall, and shall cause the Issuer to, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). AmeriCredit or AWC shall, and shall cause the Issuer to, give the Agent notice of any material change in the administrative and operating procedures of the Issuer, AmeriCredit or AWC, as applicable, referred to in the previous sentence.

(f) Performance and Compliance with Contracts Related to the Receivables. AmeriCredit or AWC, at their expense, shall, and shall cause the Issuer to, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by the Issuer, AmeriCredit or AWC under the Contracts related to the Receivables.

(g) Credit and Collection Policies. AmeriCredit or AWC shall, and shall cause the Issuer to, comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(h) Collections. AmeriCredit or AWC shall, and shall cause the Issuer to, instruct all Obligors to cause all Collections to be deposited directly to a Lock-Box Account.

(i) Collections Received. AmeriCredit or AWC shall, and shall cause the Issuer to, hold in trust, and deposit, immediately, but in any event not later than two (2) Business Days of its receipt thereof, to the Lock-Box Account or the Collection Account all Collections received from time to time by the Issuer, AmeriCredit or AWC, as the case may be.

(j) Contribution Treatment. AmeriCredit shall not and, if either AWC or the Issuer shall produce separate financial statements, AWC and the Issuer shall not and AmeriCredit shall cause AWC and the Issuer not to, account for (except as required for accounting and tax purposes), or otherwise treat, the transactions contemplated by the Master Receivables Purchase Agreement in any manner other than as a contribution of Receivables by AWC to the Issuer. In addition, AmeriCredit shall and, if either AWC or the Issuer shall produce separate financial statements, AWC and the Issuer shall and AmeriCredit shall cause AWC and the Issuer to, disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Persons’ financial statements) the existence and nature of the transactions contemplated by the Master Receivables Purchase Agreement and the interest of the Issuer (in the case of AmeriCredit’s or AWC’s financial statements) in the Affected Assets. Furthermore, AmeriCredit shall not and, if AWC shall produce separate financial statements, AWC shall not and AmeriCredit shall cause AWC not to, account for (except as required for accounting and tax purposes), or otherwise treat, the transactions contemplated by the Master Sale and Contribution Agreement in any manner other than as a contribution of Receivables by AmeriCredit to AWC. In addition, AmeriCredit shall and, if AWC shall produce separate financial statements, AWC shall and AmeriCredit shall cause AWC to, disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Persons’ financial statements) the existence and nature of the transactions contemplated by the Master Sale and Contribution Agreement and the interest of AWC in the Affected Assets.

(k) Issuer’s Separate Business. The Issuer shall be a limited purpose entity whose primary activities are restricted in the Trust Agreement to (i) purchasing or otherwise acquiring from AWC, owning, holding, granting security interests or selling interests in Affected Assets, (ii) entering into agreements for the selling, financing and servicing of the Affected Assets, and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities. The Issuer shall not create any Subsidiaries or divisions. The Issuer shall not engage in any business other than the transactions contemplated by the Transaction Documents. The Issuer shall at all times (a) to the extent the Issuer’s office is located in the offices of AmeriCredit, AWC or any Affiliate of AmeriCredit or AWC, pay fair market rent for its executive office space located in such offices, (b) maintain the Issuer’s books, financial statements, accounting records and other trust documents and records separate from those of AmeriCredit, AWC or any other entity, (c) not commingle the Issuer’s assets with those of AmeriCredit, AWC or any other entity, (d) act solely in its own name and through its own authorized officers and agents, (e) make investments directly or by brokers engaged and paid by the Issuer or its agents (provided that if any such agent is an Affiliate of the Issuer it shall be compensated at a fair market rate for its services), (f) separately manage its liabilities from those of AmeriCredit, AWC or any Affiliates of AmeriCredit or AWC and pay its own liabilities, including all administrative expenses, from its own separate assets, except that AmeriCredit may pay the organizational expenses of the Issuer, and (g) pay from the Issuer’s assets all obligations and indebtedness of any kind incurred by the Issuer. The Issuer shall abide by all trust formalities, and, if the Issuer prepares separate financial statements, the Issuer shall cause those financial statements to be prepared in accordance with GAAP in a manner that indicates the separate existence of the Issuer and its assets and liabilities. The Issuer shall (i) pay all its liabilities, (ii) not assume the liabilities of AmeriCredit, AWC or any Affiliate of AmeriCredit or AWC, (iii) not lend funds or extend credit to AmeriCredit, AWC or any Affiliate of AmeriCredit or AWC and (iv) not guarantee the liabilities of AmeriCredit, AWC or any Affiliates of AmeriCredit or AWC. The officers of the Issuer (as appropriate) shall make decisions with respect to the business and daily operations of the Issuer independent of and not dictated by any controlling entity. The Issuer shall not engage in any business not permitted by the Trust Agreement as in effect on the Closing Date.

(l) AWC’s Separate Business. AWC shall, and AmeriCredit shall cause AWC to, restrict its primary activities to (i) purchasing or otherwise acquiring Affected Assets from AmeriCredit pursuant to the Master Sale and Contribution Agreement, (ii) selling, contributing, transferring and assigning Affected Assets to the Issuer pursuant to the Master Receivables Purchase Agreement and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities. AWC shall not create any Subsidiaries or divisions. AWC shall not engage in any business other than the transactions contemplated by the Transaction Documents.

(m) Trust Agreement. The Issuer shall only amend, alter, change or repeal the Trust Agreement with the prior written consent of the Collateral Agent.

SECTION 5.2. Negative Covenants of the Issuer and AmeriCredit. At all times from the date hereof to the later to occur of (i) the Termination Date or (ii) the date on which the Net Investment has been reduced to zero, all accrued Carrying Costs shall have been paid in full in cash and all other Aggregate Unpaids shall have been paid in full in cash, unless the Collateral Agent and the Secured Parties shall otherwise consent in writing:

(a) No Sales, Liens, Etc. Except as otherwise provided herein and in the Master Receivables Purchase Agreement, AmeriCredit and AWC shall not, and shall not permit the Issuer to, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (or the filing of any financing statement) upon or with respect to any of the Affected Assets, or any account which concentrates in a Lock-Box Bank to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof.

(b) No Extension or Amendment of Receivables. Except as otherwise permitted pursuant to the Servicing Agreement, AmeriCredit or AWC shall not, and shall not permit the Issuer to, extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(c) No Amendments. AmeriCredit or AWC shall not, and shall not permit the Issuer to, amend, supplement or otherwise modify the Master Receivables Purchase Agreement or waive any provision thereof, in each case except with the prior written consent of the Collateral Agent and the Agent; nor shall AmeriCredit or AWC take, or permit the Issuer to take, any other action under the Master Receivables Purchase Agreement that could have a material adverse effect on the Agent, the Company or any other Owner or which is inconsistent with the terms of this Agreement. AmeriCredit or AWC shall not amend, supplement or otherwise modify the Master Sale and Contribution Agreement or waive any provision thereof, in each case except with the prior written consent of the Collateral Agent and the Agent; nor shall AmeriCredit or AWC take any other action under the Master Sale and Contribution Agreement that could have a material adverse effect on the Agent, the Company or any other Owner or which is inconsistent with the terms of this Agreement.

(d) No Change in Business or Credit and Collection Policy. AmeriCredit or AWC shall not, and shall not permit the Issuer to, make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case impair the collectibility of any Receivable.

(e) No Mergers, Sale of Assets, Etc. AmeriCredit or AWC shall not, and shall not permit the Issuer to, (i) consolidate or merge with or into any other Person, or (ii) sell, lease or transfer all or substantially all of its assets to any other Person, provided, however, that no such sale shall be deemed to occur solely as a result of a Series Repurchase or a Take-Out or solely as a result of the sale of Contracts and related Receivables which are released to the Issuer pursuant to Section 2.15(c) hereof.

(f) Change in Payment Instructions to Obligors. AmeriCredit or AWC shall not, and shall not permit the Issuer or the Servicer to, add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account to or from those listed in Exhibit A hereto or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Account, unless (i) such instructions are to deposit such payments to another existing Lock-Box Account or (ii) the Collateral Agent and the Agent shall have received written notice of such addition, termination or change at least 30 days prior thereto and the Collateral Agent and the Agent shall have received a Lock-Box Agreement executed by each new Lock-Box Bank or existing Lock-Box Bank, as applicable, with respect to each new Lock-Box Account.

(g) Deposits to Lock-Box Accounts. AmeriCredit or AWC shall not, and shall not permit the Issuer to, deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box or any Lock-Box Account cash or cash proceeds other than Collections of Receivables which have been assigned to a financial institution in its capacity as agent or collateral agent for the secured parties in connection with a credit facility.

(h) Change of Name, Etc. AmeriCredit or AWC shall not, and shall not permit the Issuer to, change its name, identity or structure or the location of its chief executive office, unless at least 30 days prior to the effective date of any such change the Issuer, AmeriCredit or AWC, as applicable, delivers to the Collateral Agent (i) such documents, instruments or agreements, executed by the Issuer or the Collateral Agent, as applicable, as are necessary to reflect such change and to continue the perfection of the Collateral Agent’s security interest in the Collateral and (ii) new or revised Lock-Box Agreements executed by the Lock-Box Banks which reflect such change and enable the Agent to continue to exercise its rights contained in Section 2.6 hereof.

(i) Contribution Treatment. AmeriCredit and AWC shall not, and shall not permit the Issuer to account for (except as required for accounting and tax purposes), or otherwise treat, the transactions contemplated by the Master Receivables Purchase Agreement in any manner other than as a contribution of Receivables by AWC to the Issuer.

(j) Other Debt. Except as provided for herein, the Issuer shall not create, incur, assume or suffer to exist any indebtedness whether current or funded, or any other liability other than (i) indebtedness of the Issuer representing fees, expenses and indemnities arising hereunder or under the Master Receivables Purchase Agreement for the purchase price of the Receivables under the Master Receivables Purchase Agreement, and (ii) other indebtedness incurred in the ordinary course of its business in an aggregate amount not to exceed $25,000 at any time outstanding.

(k) ERISA Matters. The Servicer shall not, and shall not permit AmeriCredit or AWC to, (i) engage or permit any of its respective ERISA Affiliates to engage in any prohibited transaction (as defined in Section 4975 of the Code and Section 406 of ERISA) for which an exemption is not available or has not previously been obtained from the U.S. Department of Labor; (ii) permit to exist any accumulated funding deficiency (as defined in Section 302(a) of ERISA and Section 412(a) of the Code) or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (iii) fail to make any payments to any Multiemployer Plan that the Issuer, AmeriCredit, AWC or any ERISA Affiliate of the Issuer, AmeriCredit or AWC is required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (iv) terminate any Benefit Plan so as to result in any liability; (v) permit to exist any occurrence of any reportable event described in Title IV of ERISA which represents a material risk of a liability to the Issuer, AmeriCredit, AWC or any ERISA Affiliate of the Issuer, AmeriCredit or AWC under ERISA or the Code; or (vi) take any action or fail to take any action which shall give rise to a lien under Section 302(f) of ERISA or cause the Internal Revenue Service to indicate its intention in writing or to file a notice of lien asserting a claim or claims pursuant to the Code with regard to any assets of the Issuer, AmeriCredit, AWC or any ERISA Affiliate or cause the Pension Benefit Guaranty Corporation to indicate its intention in writing to file a notice of lien asserting a claim pursuant to ERISA with regard to any assets of the Issuer, AmeriCredit, AWC or any ERISA Affiliate or to terminate any Benefit Plan, or to take any steps to terminate any Benefit Plan, if such prohibited transactions, accumulated funding deficiencies, payments, terminations, reportable events and actions or inactions occurring within any fiscal year of the Issuer, AmeriCredit and AWC, in the aggregate, involve a payment of money or an incurrence of liability by the Issuer, AmeriCredit, AWC or any ERISA Affiliate of the Issuer, AmeriCredit or AWC, in an amount in excess of $10,000.

(l) Payment to AmeriCredit and AWC. With respect to any Receivable sold by AWC to the Issuer, AWC shall, and shall cause the Issuer to, effect such sale under, and pursuant to the terms of, the Master Receivables Purchase Agreement, including, without limitation, the payment by the Issuer in cash to AWC an amount equal to the purchase price for such Receivable as required by the terms of the Master Receivables Purchase Agreement.

SECTION 5.3. Hedging Arrangements. The Issuer shall (i) at or prior to the time of any Funding, provide to the Agent and the Collateral Agent an Officer’s Certificate stating that the Servicer has Hedging Arrangements in place satisfying the conditions of this Section 5.3 as set forth below, and (ii) in connection with any Servicer’s Certificate provided hereunder and to the extent not previously provided, provide an executed copy of all existing Hedging Arrangements, which Hedging Arrangements shall be satisfactory to the Agent and the Collateral Agent, and with respect to which the Issuer shall be the beneficiary, in respect of an aggregate notional amount at least equal to the Net Investment, and if such Hedging Arrangement is a swap, not greater than the Net Receivables Balance related to such swap. On each Funding Date, the notional balance of the Hedging Arrangement shall be in an amount at least equal to the Net Investment and, in the case of a swap, not exceeding the Net Receivables Balance (including any Receivables to be added in connection with such Funding). The form and structure and counterparty to each Hedging Arrangement shall be acceptable to the Agent and the Collateral Agent and must be in full force and effect at all times during which the Net Investment is greater than zero (however such required amount may be reduced for the period of time between the pricing and the funding of a structured financing utilizing receivables released to the Issuer pursuant to Section 2.15 hereof by the Aggregate Outstanding Balance of such Receivables). Any counterparty to a Hedging Arrangement shall have a short-term credit rating from Moody’s and S&P of at least “P-1” and “A-1”, respectively, and a long-term credit rating from Moody’s and S&P of at least “A1” and “A+”, respectively. With respect to each Funding, the related Hedging Arrangement shall provide that the strike rate (if such Hedging Arrangement is an interest rate cap agreement) or the fixed rate (if such Hedging Arrangement is a swap agreement) does not cause the difference, expressed as a percentage, of (i) the product of (A) the weighted average APR of all Eligible Receivables owned by the Issuer as of such date (including all Eligible Receivables to be transferred to the Issuer on such Funding Date) multiplied by (B) the difference between (1) 1.00 minus (2) the Delinquency Ratio as of such Funding Date over (ii) the sum of (A) Fee Percentage for the Settlement Period during which such Funding Date occurs plus (B) such strike rate or fixed rate (as applicable) plus (C) the Usage Fee relating to the Settlement Period during which such Funding Date occurs, to be less than 9.0%. The related amortization schedule of the Hedging Arrangement shall be calculated using an ABS prepayment speed of no greater than 0.5% and shall be approved by the Agent.

SECTION 5.4. Financial Covenants. The Issuer shall maintain at all times a positive Tangible Net Worth.

SECTION 5.5. Affirmative Covenants of the Servicer. At all times from the date hereof to the later to occur of (i) the Termination Date or (ii) the date on which the Net Investment has been reduced to zero, all accrued Carrying Costs shall have been paid in full in cash and all other Aggregate Unpaids shall have been paid in full in cash, unless the Collateral Agent and the Secured Parties shall otherwise consent in writing:

(a) Conduct of Business. The Servicer shall, and shall cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(b) Compliance with Laws. The Servicer shall, and shall cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject.

(c) Furnishing of Information and Inspection of Records. The Servicer shall furnish to the Agent and the Collateral Agent from time to time such information with respect to the Receivables as the Agent or the Collateral Agent may reasonably request (at the Servicer’s expense), including, without limitation, listings identifying the Obligor and the outstanding balance for each Receivable. The Servicer shall, at any time and from time to time during regular business hours and, provided that a Rapid Amortization Event or Potential Rapid Amortization Event shall not have occurred and be continuing, upon reasonable prior notice, permit the Collateral Agent or any Secured Party, or their agents or representatives, (i) to examine and make copies of and take abstracts from all Records and (ii) to visit the offices and properties of the Servicer for the purpose of examining such Records, and to discuss matters relating to Receivables or its performance hereunder and under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer having knowledge of such matters.

(d) Keeping of Records and Books of Account. The Servicer shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer shall give the Agent notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(e) Notice of Collateral Agent’s Interest. In the event that the Issuer, AmeriCredit or AWC shall sell or otherwise transfer any interest in accounts receivable, the Servicer shall disclose on any computer tapes or other documents or instruments provided by the Servicer in connection with any such sale or transfer the Issuer’s ownership of the Receivables and the Servicer’s interest therein.

(f) Credit and Collection Policies. The Servicer shall comply in all material respects with the Credit and Collection Policy with respect to each Receivable and the related Contract.

(g) Collections. The Servicer shall instruct all Obligors to cause all Collections to be deposited directly to a Lock-Box Account.

(h) Collections Received. The Servicer shall hold in trust, and deposit, immediately, but in any event not later than two (2) Business Days of its receipt thereof, to the Lock-Box Account or the Collection Account, all Collections received by it from time to time.

(i) Change in Accountants or Accounting Policies. The Servicer shall promptly notify the Agent of any change in its accountants or material change in its accounting policy.

(j) Report of Independent Public Accountants. The Servicer shall cause a firm of nationally recognized independent certified public accountants (the “Independent Accountants”), who may also render other services to the Servicer or to AWC, to deliver to the Owner Trustee, the Collateral Agent, the Backup Servicer and the Agent, on or before October 31 (or 120 days after the end of the Servicer’s fiscal year, if other than June 30) of each year, beginning on October 31, 2004, with respect to the twelve months ended the immediately preceding June 30 (or other applicable date) (or such other period as shall have elapsed from the Closing Date to the date of such certificate (which period shall not be less than six months)), a statement (the “Accountants’ Report”) addressed to the Board of Directors of the Servicer, to the Owner Trustee and the Agent, to the effect that such firm has audited the books and records of AmeriCredit Corp., in which the Servicer is included as a consolidated subsidiary, and issued its report thereon in connection with the audit report on the consolidated financial statements of AmeriCredit Corp. and that (1) such audit was made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as such firm considered necessary in the circumstances; (2) the firm is independent of AWC and the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants, and (3) includes a report on the application of agreed upon procedures (such procedures to be substantially similar to those set forth in the letter attached as Exhibit L hereto) to (A) the most recent Servicer’s Certificate including the delinquency, default and loss statistics required to be specified therein noting whether any exceptions or errors in the Servicer’s Certificate were found (except that a report pursuant to this clause (3)(A) shall not be required on October 31, 2004) and (B) a statistically significant number of randomly selected receivables files relating to the Servicing Portfolio (which shall in no event be less than 50 or more than 190), provided that if (x) within the 120 days prior to the date such Accountant’s Report is due, AmeriCredit shall have closed an asset securitization transaction and (y) the Independent Accountants shall have issued a report on the application of agreed upon procedures to a statistically significant number of randomly selected receivables files (which shall in no event be less than 50 or more than 190), which are in the Servicing Portfolio, in connection with the closing of such transaction, then the Servicer may substitute the report on the application of agreed upon procedures to such receivables files in lieu of the report required by clause (B) hereof. In the event such Independent Accountants require the Collateral Agent and/or the Backup Servicer to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 5.5(j), the Servicer shall direct the Collateral Agent and/or the Backup Servicer, as appropriate, in writing to so agree; it being understood and agreed that the Collateral Agent and/or Backup Servicer, as appropriate, will deliver such letter of agreement in conclusive reliance upon the direction of the Servicer, and neither the Collateral Agent nor the Backup Server, as appropriate, has made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

SECTION 5.6. Negative Covenants of the Servicer. At all times from the date hereof to the later to occur of (i) the Termination Date or (ii) the date on which the Net Investment has been reduced to zero, all accrued Carrying Costs shall have been paid in full in cash and all other Aggregate Unpaids shall have been paid in full in cash, unless the Collateral Agent and the Secured Parties shall otherwise consent in writing:

(a) No Extension or Amendment of Receivables. Except as otherwise permitted pursuant to the Servicing Agreement, the Servicer shall not extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(b) No Change in Business or Credit and Collection Policy. The Servicer shall not make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Receivable.

(c) No Mergers, Etc. The Servicer shall not merge or consolidate with any other Person, convey, transfer or lease substantially all its assets as an entirety to another Person, or permit any other Person to become the successor to the Servicer’s business unless, after the merger, consolidation, conveyance, transfer, lease or succession, the successor or surviving entity shall be capable of fulfilling the duties of the Servicer contained in this Agreement and, if the surviving entity shall not be the Servicer or the debt rating of AmeriCredit Corp. from S&P or Moody’s would be lowered as a result of such transaction, shall be acceptable to the Agent in the Agent’s sole discretion.

(d) Change in Payment Instructions to Obligors. The Servicer shall not add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account to or from those listed in Exhibit A hereto or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Account, unless (i) such instructions are to deposit such payments to another existing Lock-Box Account or (ii) the Agent shall have received written notice of such addition, termination or change at least 30 days prior thereto and the Collateral Agent shall have received a Lock-Box Agreement executed by each new Lock-Box Bank or existing Lock-Box Bank, as applicable, with respect to each new Lock-Box Account.

(e) Deposits to Lock-Box Accounts. The Servicer shall not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Receivables.

SECTION 5.7. Covenant of the Company. If at any time the Liquidity Commitment becomes less than the Commitment, the Company shall provide the Issuer and the Servicer with written notice of such fact within two (2) Business Days.

ARTICLE VI

RAPID AMORTIZATION EVENTS

SECTION 6.1. Rapid Amortization Events. The occurrence of any one or more of the following events shall constitute a Rapid Amortization Event:

(a) any representation, warranty, certification or statement made by the Issuer, AmeriCredit or AWC in this Agreement, the Master Receivables Purchase Agreement or in any other Transaction Document shall prove to have been incorrect in any material respect when made or deemed made and the incorrectness of such representation, warranty, certification or statement has a material adverse effect on the Trust or the Noteholders and, within twenty (20) days after knowledge thereof by AmeriCredit or after written notice thereof shall have been given to AmeriCredit by any party to a Transaction Document, the circumstances or condition in respect of which such representation, warranty, certification or statement was incorrect shall not have been eliminated or otherwise cured; or;

(b) the Issuer, AmeriCredit or AWC shall fail to make any payment or deposit to be made by it hereunder or under the Master Receivables Purchase Agreement or the Fee Letter when due and payable hereunder or thereunder and such failure continues for a period of two (2) Business Days after such payment or deposit was due and payable; or

(c) the Issuer, AmeriCredit or AWC shall default in the performance of any payment or undertaking (other than those covered by clause (b) above) (i) to be performed or observed under Sections 5.1(a)(vii), 5.1(b), 5.1(f), 5.1(g), 5.1(h), 5.1(i), 5.1(k), 5.1(l), 5.2(a), (d), (e), (f), (g), (h) or (j) hereof or (ii) to be performed or observed under any other provision hereof or under any provision of the Master Receivables Purchase Agreement and such default in the case of this clause (ii) shall continue for twenty (20) days after knowledge thereof by AmeriCredit or after written notice thereof shall have been given to AmeriCredit by any party to a Transaction Document; or

(d) any Event of Bankruptcy shall occur with respect to the Issuer, AmeriCredit, AWC or the Servicer or any Subsidiary of them; or

(e) a Servicer Event of Default (as defined in the Servicing Agreement) shall have occurred; or

(f) the Collateral Agent, on behalf of the Secured Parties, shall, for any reason, fail to have a valid and perfected security interest in the Collateral, including, without limitation, the Receivables and Related Security and Collections with respect thereto, free and clear of any Adverse Claim; or

(g) the Net Investment shall at any time exceed the Net Receivables Balance (1) by five percent (5%) or more for a period of two (2) Business Days or (2) for a period of five (5) Business Days; or

(h) on any Remittance Date, the amount required to be deposited to the Spread Account on such date pursuant to Section 2.3(a)(ix) is not deposited thereto and such required amount is not deposited thereto within two (2) Business Days of such Remittance Date; or

(i) failure of the Issuer, AmeriCredit, AWC or any Subsidiary of the Issuer, AmeriCredit or AWC to pay when due any amounts due under any agreement to which any such Person is a party and under which any Indebtedness greater than $50,000, in the case of the Issuer, AWC or any Subsidiary of the Issuer or AWC, or $10,000,000, in the case of AmeriCredit or any Subsidiary of AmeriCredit (other than the Issuer), is governed; or the default by the Issuer, AmeriCredit, AWC or any Subsidiary of the Issuer or AmeriCredit in the performance of any term, provision or condition contained in any agreement to which any such Person is a party and under which any Indebtedness owing by the Issuer, AmeriCredit, AWC or any Subsidiary of the Issuer, AmeriCredit or AWC greater than such respective amounts was created or is governed, regardless of whether such event is an “event of default” or “default” under any such agreement; or any Indebtedness owing by the Issuer, AmeriCredit, AWC or any Subsidiary of the Issuer, AmeriCredit or AWC greater than such respective amounts shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or

(j) (i) the Issuer, AWC or AmeriCredit shall, directly or indirectly, contest in any manner the effectiveness, validly, binding nature or enforceability of any Transaction Document to which it is a party or (ii) any Transaction Document shall, in whole or in part, terminate, cease to be effective or cease to be the legally binding and enforceable obligation of the Issuer, AWC or AmeriCredit, as the case may be; or

(k) the Cumulative Net Loss Percentage for any Called Series shall exceed the levels set forth in Exhibit J; or

(l) either of the Issuer or the Servicer shall consolidate or merge with or into any other person, whereby it is not the surviving entity; or

(m) the Tangible Net Worth of AmeriCredit Corp. shall be less than the sum of (a) $1,700,000,000 plus (b) 75% of the cumulative positive net income (without deduction for negative net income) of AmeriCredit Corp. for each fiscal quarter having been completed since June 30, 2003, as reported in each annual report on Form 10-K and periodic report on Form 10-Q filed by AmeriCredit Corp. with the Securities and Exchange Commission plus (c) 75% of the net proceeds of any equity issued by AmeriCredit Corp. since June 30, 2003 minus (d) the lesser of (i) $100,000,000 and (ii) the purchase price of all common stock of AmeriCredit Corp. repurchased after November 5, 2003; or

(n) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to the assets of the Issuer or any material portion of the assets of AmeriCredit Corp., AmeriCredit or AWC and such Lien shall not have been released within thirty (30) days, or the Pension Benefit Guaranty Corporation shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of AmeriCredit Corp., the Issuer, AmeriCredit or AWC and such lien shall not have been released within thirty (30) days; or

(o) a notice of termination with respect to the Lock-Box Account shall have been delivered, or a termination of the Lock-Box Agreement shall have otherwise occurred, and a replacement Lock-Box Bank listed on Exhibit A hereto shall not have executed a lock-box agreement substantially in the form of Exhibit B hereto within thirty (30) days of such notice; or

(p) AWC shall cease to be a direct or indirect wholly-owned subsidiary of AmeriCredit; or AmeriCredit shall cease to be a direct or indirect wholly-owned subsidiary of AmeriCredit Corp.; or AWC or AWC together with Affiliates of AWC shall at any time own less than 100% of the Certificates issued pursuant to the Trust Agreement; or

(q) the average of the ratios of AmeriCredit Corp.’s EBITDA to Interest Expense for the two most recent financial quarters ended September 30, 2004 and any two consecutive financial quarters thereafter shall be less than 1.2x.

SECTION 6.2. Termination. Upon the occurrence of any Rapid Amortization Event hereunder, the Issuer shall give prompt written notice of such occurrence to the Collateral Agent. Upon receipt of such written notice, the Collateral Agent may, or will at the written direction of the Agent, in either case by notice to the Issuer and the Servicer, declare the Termination Date to have occurred; provided, however, that in the case of any event described in Section 6.1(d) or (f) hereof, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or occurrence, the Collateral Agent may declare any date as the date upon which the Note shall become due and payable, and, subject to the limitations on recourse set forth in Section 2.1 hereof, the Collateral Agent shall have all of the rights and remedies provided to a secured creditor or a purchaser of chattel paper under the UCC by applicable law in respect thereto (including, but not limited to, initiating foreclosure and/or liquidation proceedings with respect to all of the Receivables and Contracts or any portion thereof). In addition, upon such declaration or occurrence, the Agent shall have the right to designate the Base Rate plus 2.0%, to be applicable to the Net Investment.

The Issuer and the Servicer agree that they shall take all actions (including reliening of the certificates of title or other title documents in the name of the Collateral Agent on behalf of the Secured Parties) and execute all documents as may be necessary or requested by the Collateral Agent to perfect its interest in the Collateral, including, without limitation, to perfect the Collateral Agent’s security interest in the Financed Vehicles. Each of the Issuer, AmeriCredit and AWC hereby grant to the Collateral Agent, on behalf of the Secured Parties, a power of attorney to act in its place and stead to take all actions as may be necessary to perfect the Collateral Agent’s security interest in the Financed Vehicles. Each of AmeriCredit, AWC and the Issuer acknowledge that such power of attorney is irrevocable and is coupled with an interest. In connection with any sale of the Receivables by the Collateral Agent after the occurrence of a Rapid Amortization Event, the Issuer shall have, for a period of five (5) Business Days after notice of such proposed sale from or on behalf of the Secured Parties, the right to repurchase the Receivables and related Contracts for a price, payable in immediately available funds, in an amount equal to the Aggregate Unpaids.

SECTION 6.3. Proceeds. The proceeds from the sale, disposition or liquidation of the Receivables pursuant to Section 6.2 hereof above shall be treated as Collections on the Receivables and shall be allocated and deposited in accordance with the provisions governing allocations set forth herein.

ARTICLE VII

THE COLLATERAL AGENT

SECTION 7.1. Duties of the Collateral Agent. The Secured Parties hereby appoint Wells Fargo to act solely on their behalf as Collateral Agent hereunder, and Wells Fargo hereby accepts such appointment. The Collateral Agent, both prior to the occurrence of a Rapid Amortization Event hereunder and after a Rapid Amortization Event shall have been cured or waived, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement. The Collateral Agent shall at all times after the occurrence of a Rapid Amortization Event which has not been cured or waived exercise such of the rights and powers vested in it pursuant to this Agreement using the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs.

All Collections received by the Collateral Agent from the Servicer or otherwise will, pending remittance to the Secured Party entitled thereto, be held in trust by the Collateral Agent for the benefit of the Secured Parties and together with all other payment obligations of the Issuer hereunder owing to the Secured Parties shall be payable to the Secured Parties in accordance with the provisions of Article III hereof.

SECTION 7.2. Compensation and Indemnification of Collateral Agent. The Collateral Agent shall be compensated for its activities hereunder and reimbursed for reasonable out-of-pocket expenses (including, but not limited to, (i) securities transaction charges not waived due to the Collateral Agent’s receipt of a payment from a financial institution with respect to certain Eligible Investments and (ii) the compensation and expenses of its counsel and agents) pursuant to a separate letter agreement between the Collateral Agent and the Issuer. All such amounts shall be payable from funds available therefor in accordance with Section 2.3(a)(iv) hereof. Notwithstanding any other provisions in this Agreement, the Collateral Agent shall not be liable for any liabilities, costs or expenses of the Issuer arising under any tax law, including without limitation any federal, state or local income or franchise taxes or any other tax imposed on or measured by income (or any interest or penalties with respect thereto or from a failure to comply therewith).

(a) Each of the Issuer and AmeriCredit shall, jointly and severally, indemnify the Collateral Agent, its officers, directors, employees and agents for, and hold it harmless against any loss, liability or expense incurred without willful misconduct, gross negligence or bad faith on its part, arising out of or in connection with (i) the acceptance or administration of this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement and (ii) the gross negligence, willful misconduct or bad faith of the Issuer in the performance of its duties hereunder. All such amounts shall be payable in accordance with Section 2.3(a)(iv) hereof. The provisions of this Section 7.2 shall survive the termination of this Agreement.

SECTION 7.3. [Intentionally Omitted].

SECTION 7.4. Liability of the Collateral Agent.

(a) The Collateral Agent shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Collateral Agent in such capacity herein. No implied covenants or obligations shall be read into this Agreement against the Collateral Agent and, in the absence of bad faith on the part of the Collateral Agent, the Collateral Agent may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Collateral Agent and conforming to the requirements of this Agreement.

(b) The Collateral Agent shall not be liable for an error of judgment made in good faith by an authorized officer, unless it shall be conclusively proved in a judicial proceeding that the Collateral Agent shall have been negligent in ascertaining the pertinent facts of which the Collateral Agent is required by the terms of this Agreement or any other Transaction Documents to make itself aware.

(c) The Collateral Agent shall not be liable with respect to any action taken, suffered or omitted to be taken in good faith in accordance with this Agreement or at the direction of a Secured Party relating to the exercise of any power conferred upon the Collateral Agent under this Agreement.

(d) The Collateral Agent shall not be charged with knowledge of any Rapid Amortization Event unless an authorized officer obtains actual knowledge of such event or the Collateral Agent receives written notice of such event from the Issuer, the Company, any other Owner, any other Secured Party or the Agent, as the case may be.

(e) Without limiting the generality of this Section 7.4, the Collateral Agent shall have no duty (i) to see to any recording, filing or depositing of this Agreement or any other Transaction Document or any financing statement or continuation statement evidencing a security interest in the Receivables or the Financed Vehicles, or to see to the maintenance of any such recording or filing or depositing or to any recording, refiling or redepositing of any thereof, (ii) to see to any insurance of the Financed Vehicles or Obligors or to effect or maintain any such insurance, (iii) to see to the payment or discharge of any tax, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Receivables, (iv) to confirm or verify the contents of any reports or certificates of the Servicer or the Issuer delivered to the Collateral Agent pursuant to this Agreement believed by the Collateral Agent to be genuine and to have been signed or presented by the proper party or parties or (v) to inspect the Financed Vehicles at any time or ascertain or inquire as to the performance or observance of any of the Issuer’s or the Servicer’s representations, warranties or covenants or the Servicer’s duties and obligations as Servicer and as custodian of books, records, files and computer records relating to the Receivables.

(f) The Collateral Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Collateral Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under this Agreement.

(g) The Collateral Agent may rely and shall be protected in acting or refraining from acting upon any resolution, officer’s certificate, any Servicer’s Certificate, certificate of auditors, or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(h) The Collateral Agent may consult with counsel and any opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under this Agreement in good faith and in accordance with such opinion of counsel.

(i) The Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Agent pursuant to the provisions of this Agreement, unless the Agent shall have offered to the Collateral Agent reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby; nothing contained in this Agreement, however, shall relieve the Collateral Agent of its obligations, upon the occurrence of a Rapid Amortization Event (that shall not have been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(j) The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

(k) Prior to the occurrence of a Rapid Amortization Event and before the Collateral Agent has received notice of such Rapid Amortization Event and after the waiver of any Rapid Amortization Event that may have occurred, the Collateral Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Secured Party; provided, however, that if the payment within a reasonable time to the Collateral Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Collateral Agent, not reasonably assured by the Issuer, the Collateral Agent may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Issuer or, if paid by the Collateral Agent, shall be reimbursed by the Issuer upon demand.

(l) The Collateral Agent may execute any of the trusts or powers hereunder or perform any duties under this Agreement either directly or by or through agents or attorneys or a custodian. The Collateral Agent shall not be responsible for any misconduct or gross negligence of any such agent or custodian appointed with due care by it hereunder.

SECTION 7.5. [Intentionally Omitted].

SECTION 7.6. Limitation on Liability of the Collateral Agent and Others. The directors, officers, employees or agents of the Collateral Agent shall not be under any liability to the Agent, any Secured Party or any other Person hereunder or pursuant to any document delivered hereunder, it being expressly understood that all such liability is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement; provided, however, that this provision shall not protect the directors, officers, employees and agents of the Collateral Agent against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. Except as provided in Section 7.4 hereof, the Collateral Agent shall not be under any liability to any Secured Party or any other Person for any action taken or for refraining from the taking of any action in its capacity as Collateral Agent pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided, however, that this provision shall not protect the Collateral Agent against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Collateral Agent may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Collateral Agent shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to administer the Collections and the Collection Account in accordance with this Agreement which in its reasonable opinion may involve it in any expense or liability.

ARTICLE VIII

THE SECURITIES INTERMEDIARY

SECTION 8.1. Duties of the Securities Intermediary. Wells Fargo, in its capacity as Securities Intermediary hereunder, hereby undertakes and agrees to act as “security intermediary” (as such term is defined in Section 8-501 of the Uniform Commercial Code as in effect in the State of New York (the “New York UCC”)) in connection with the securities accounts hereinafter referred to in this Article 8 and all securities, security entitlements, cash and other property held from time to time in such securities accounts). In such capacity and in accordance with Sections 2.10 and 2.14 herein, the Securities Intermediary will (x) establish account number 16394600 in the name of Wells Fargo Bank, National Association, as Collateral Agent for the benefit of the Secured Parties, which account is the account referred to herein as the “Collection Account” and (y) establish account number 16394601 in the name of Well Fargo Bank, National Association, as Collateral Agent for the benefit of the Secured Parties, which account is the account referred to herein as the “Spread Account.”

SECTION 8.2. Representations, Warranties and Covenants of the Securities Intermediary. The Securities Intermediary represents, warrants and covenants that:

(i) It shall not change the name or account number of the Collection Account or the Spread Account without the prior written consent of the Collateral Agent;

(ii) All securities or other property comprising any financial assets deposited in or credited to the Collection Account or the Spread Account shall be registered in the name of the Securities Intermediary or the Collateral Agent or in blank or shall be credited to another securities account or accounts maintained in the name of the Securities Intermediary, and in no case shall any financial asset deposited in or credited to any such account be registered in the name of the Issuer, payable to the order of the Issuer or specially endorsed to the Issuer, except to the extent the foregoing have been specifically endorsed to the Securities Intermediary or in blank;

(iii) All property delivered to the Securities Intermediary pursuant to this Agreement for deposit in or credit to the Collection Account or the Spread Account shall be promptly credited to such account;

(iv) Each of the Collection Account and the Spread Account is and shall remain a “securities account” as such term is defined in Section 8-501(a) of the New York UCC, and the Securities Intermediary agrees that each item of property (whether investment property, financial asset, security, instrument or cash) deposited in or credited to each such account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the New York UCC and that, subject to the terms of this Agreement, the Securities Intermediary will treat the Collateral Agent as the holder of a security entitlement in and as entitled to exercise the rights that comprise any financial asset deposited in or credited to such account;

(v) Wells Fargo Bank, National Association, in the ordinary course of its business maintains securities accounts for others and is acting in that capacity in exercising its rights and discharging its duties hereunder; and

(vi) If at any time the Securities Intermediary shall receive any notification from the Collateral Agent directing transfer or redemption of any financial asset relating to the Collection Account or the Spread Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Issuer or any other person.

SECTION 8.3. Governing Law for Certain Securities Intermediary Matters. Without limiting the generality of Section 9.4 of this Agreement, the parties agree that both this Agreement, the Collection Account and the Spread Account shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the New York UCC, New York shall be deemed to be the Securities Intermediary’s jurisdiction and the Collection Account and the Spread Account (as well as all of the securities entitlements related thereto) shall be governed by the laws of the State of New York.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Term of Agreement. This Agreement shall terminate on the date immediately following the Termination Date upon which the Net Investment has been reduced to zero, all accrued Carrying Costs have been paid in full in cash and all other Aggregate Unpaids have been paid in full in cash; provided, however, that (i) the rights and remedies of the Collateral Agent, the Agent and the Secured Parties with respect to any representation and warranty made or deemed to be made by the Issuer, AmeriCredit, AWC or the Servicer pursuant to this Agreement, (ii) the indemnification and payment provisions of Article VII, and (iii) the agreement set forth in Section 9.9 hereof, shall be continuing and shall survive any termination of this Agreement.

SECTION 9.2. Waivers; Amendments.

(a) No failure or delay on the part of the Collateral Agent, the Agent or any of the Secured Parties in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b) Any provision of this Agreement or any of the Transaction Documents may be amended or waived if, but only if, such amendment is in writing and is signed by the Issuer, the Servicer and the Agent (and, if the Servicing Agreement or the rights or duties of the Collateral Agent are affected thereby, by the Collateral Agent).

SECTION 9.3. Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire, telex, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth below or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.3 and confirmation is received, (ii) if given by mail three (3) Business Days following such posting, if postage prepaid, or if sent via U.S. certified or registered mail, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in this Section 9.3. However, anything in this Section 9.3 to the contrary notwithstanding, the Issuer hereby authorizes the Company to effect Fundings, funding period and interest rate selections based on telephonic notices made by any Person which the Company in good faith believes to be acting on behalf of the Issuer. The Issuer agrees to deliver promptly to the Company a written confirmation of each telephonic notice signed by an authorized officer of the Issuer. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by the Company, the records of the Company shall govern absent manifest error.

If to the Company:

Sheffield Receivables Corporation

  c/o Barclays Bank PLC

200 Park Avenue

New York, New York 10166

Attention: Asset Securitization Group

Telephone: 212-412-7618

Telecopy:   212-412-6846

(with a copy to the Agent)

If to the Issuer:

AmeriCredit Repurchase Trust

  c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-0001

Attention: Asset Backed Securities Administration

with a copy to:

AmeriCredit Financial Services, Inc.

801 Cherry Street - Suite 3900

Fort Worth, Texas 76102

Attention: Chief Financial Officer

Telephone: (817) 302-7022

Telecopy:   (817) 302-7942

If to AmeriCredit or the Servicer:

AmeriCredit Financial Services, Inc.

801 Cherry Street - Suite 3900

Fort Worth, Texas 76102

Attention: Chief Financial Officer

Telephone: (817) 302-7022

Telecopy:   (817) 302-7942

If to AWC:

AFS Warehouse Corp.

2215 B-5 Renaissance Drive

Las Vegas, Nevada 89119

Attention: Chief Financial Officer

Telephone: (702) 433-9886

Telecopy:   (702) 990-0954

If to the Agent:

Barclays Bank PLC

200 Park Avenue

New York, New York 10166

Attention: Asset Securitization Group

Telephone: 212-412-3266

Telecopy:   212-412-6846

If to the Collateral Agent or the Securities Intermediary:

Wells Fargo Bank, National Association

Sixth Street and Marquette Avenue, MAC N9311-161

Minneapolis, Minnesota 55479

Attention: Asset Backed Securities Administration

Telephone: (612) 667-8058

Telecopy:   (612) 667-3464

SECTION 9.4. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Integration; Appointment of Agent for Service of Process.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF. EACH OF THE ISSUER, AMERICREDIT, AWC AND THE SERVICER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the Issuer, AmeriCredit, AWC and the Servicer hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 9.4 shall affect the right of the Company to bring any action or proceeding against the Issuer, AmeriCredit, AWC or the Servicer or their respective properties in the courts of other jurisdictions.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

(c) This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement between the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(d) The Issuer, AmeriCredit, AWC and the Servicer each hereby appoint Corporation Servicing Company, located at 80 State Street, Albany, New York 12207-2543, as the authorized agent upon whom process may be served in any action arising out of or based upon this Agreement, the other Transaction Documents to which such Person is a party or the transactions contemplated hereby or thereby that may be instituted in the United States District Court for the Southern District of New York and of any New York State court sitting in the City of New York by the Company, the Agent, any other Owner, the Collateral Agent or any assignee of any of them.

SECTION 9.5. Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.6. Successors and Assigns.

(a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that none of the Issuer, AmeriCredit, AWC or the Servicer may assign any of its rights or delegate any of its duties hereunder or under the Master Receivables Purchase Agreement or under any of the other Transaction Documents without the prior written consent of the Collateral Agent. Notwithstanding the foregoing, the Servicer may delegate its duties hereunder and under any other Transaction Document with respect to the servicing of and collections on certain Receivables to AmeriCredit Financial Services of Canada Ltd. without first obtaining the consent of any Person; provided, that no such delegation by the Servicer of any of its duties under any Transaction Document shall relieve the Servicer of its responsibility with respect to such duties. No provision of this Agreement shall in any manner restrict the ability of the Collateral Agent to assign, participate, grant security interests in, or otherwise transfer any portion of the Collateral.

(b) Each of the Issuer and AWC hereby agrees and consents to the assignment by the Company from time to time of all or any part of its rights under, interest in and title to this Agreement, the Note Purchase Agreement and the Note to any Approved Liquidity Provider. In addition, each of the Issuer, AmeriCredit, AWC and the Servicer hereby consents to and acknowledges the assignment by the Company of all of its rights under, interest in and title to this Agreement, the Transferred Interest and the Collateral to the Collateral Agent.

SECTION 9.7. Confidentiality Agreement. Each of the Issuer, AWC and AmeriCredit hereby agrees that it will not disclose the contents of this Agreement or any other proprietary or confidential information of the Company, the Agent, the Collateral Agent, any Liquidity Provider or the Credit Support Provider to any other Person except (i) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized rating agency, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information or (ii) as otherwise required (x) by applicable law, (y) under the Securities Exchange Act of 1934, as amended, in connection with an offering of securities issued by the Issuer or an Affiliate thereof, or (z) by order of a court of competent jurisdiction (provided, however, that in the case of this clause (z) no such disclosure shall occur without the prior review by the Agent of the material to be disclosed).

SECTION 9.8. [Reserved].

SECTION 9.9. No Bankruptcy Petition Against the Company. Each of the Issuer, AmeriCredit, AWC and the Servicer hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other indebtedness of the Company (or, if the Net Investment (or any portion thereof) has been assigned to a Conduit Assignee, one year and one day after the payment in full of all Commercial Paper issued by such Conduit Assignee), it shall not institute against, or join any other Person in instituting against, the Company or any Conduit Assignee any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

SECTION 9.10. Further Assurances. The Issuer agrees to do such further acts and things and to execute and deliver to the Secured Parties, the Agent or the Collateral Agent such additional assignments, agreements, powers and instruments as are required by each of them to carry into effect the purposes of this Agreement or to better assure and confirm unto each of them their rights, powers and remedies hereunder.

SECTION 9.11. Characterization of the Transactions Contemplated by the Agreement; Tax Treatment.

(a) The parties hereto agree that this Agreement shall constitute a security agreement under applicable law. The Issuer hereby assigns to the Collateral Agent, for the benefit of the Secured Parties, all of its rights and remedies under (i) the Master Receivables Purchase Agreement with respect to the Receivables and with respect to any obligations thereunder of each of AmeriCredit and AWC with respect to the Receivables and (ii) under or in connection with any Hedging Arrangement. The Collateral Agent agrees that upon any release of a Receivable or Contract to the Issuer, the Collateral Agent shall be deemed to have released its security interest therein and reassigned to the Issuer all of the Collateral Agent’s rights under the Master Receivables Purchase Agreement with respect to such Receivable or Contract. The Issuer agrees that neither it nor the Servicer shall give any consent or waiver required or permitted to be given under the Master Receivables Purchase Agreement with respect to the Receivables or the Contracts without the prior consent of the Collateral Agent and the Agent.

(b) Each of the parties hereto agrees to treat the transactions contemplated by this Agreement as a financing for federal income tax purposes and further agree to file on a timely basis all federal and other income tax returns consistent with such treatment.

SECTION 9.12. Responsibilities of the Issuer. Anything herein to the contrary notwithstanding, the Issuer shall (i) perform all of its obligations under the Contracts related to the Receivables to the same extent as if interests in such Receivables had not been pledged hereunder and the exercise by the Collateral Agent or any Secured Party of their rights hereunder shall not relieve the Issuer from such obligations and (ii) pay when due any taxes, including without limitation, any sales taxes payable in connection with the Receivables and their creation and satisfaction. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability with respect to any Receivable or related Contracts, nor shall any of them be obligated to perform any of the obligations of the Issuer thereunder.

SECTION 9.13. Headings. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

SECTION 9.14. Limitation on Liability. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely as Owner Trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose for binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or any other related documents; provided, however, that no provision of this Agreement shall be construed to relieve the Owner Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, its action in bad faith or its own willful misconduct.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SHEFFIELD RECEIVABLES CORPORATION, as Company

By:
Name:
Title:

AMERICREDIT REPURCHASE TRUST, as Issuer

By: WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Owner Trustee

By:
Name:
Title:

AMERICREDIT FINANCIAL SERVICES, INC., individually and as Servicer

By:
Name:
Title:

AFS WAREHOUSE CORP., individually

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent and as Securities Intermediary

By:
Name:
Title:

ACKNOWLEDGED AND AGREED BARCLAYS BANK PLC,

By:
Name:
Title:

EXHIBIT A

List of Lock-Box Banks and Lock-Box Accounts

Bank One, N.A. or any of its Affiliates

EXHIBIT B

Form of Lock-Box Agreement

EXHIBIT C

[Intentionally Omitted.]

EXHIBIT D

[Intentionally Omitted]

EXHIBIT E

List of Actions and Suits

None.

EXHIBIT F

Schedule of Locations of Records

EXHIBIT G

List of Subsidiaries, Divisions and Tradenames

None.

EXHIBIT H

[Intentionally Omitted.]

EXHIBIT I

Form of Secretary’s Certificate

EXHIBIT J

Cumulative Net Loss Percentage Trigger Levels

Settlement Period relating to Called Series	Cumulative Net Loss Percentage Trigger
Settlement Period of related Funding Date	0.50%
First Settlement Period Thereafter	0.75%
Second Settlement Period Thereafter	0.75%
Third Settlement Period Thereafter	1.50%
Fourth Settlement Period Thereafter	1.75%
Fifth Settlement Period Thereafter	2.25%
Sixth Settlement Period Thereafter	2.75%
Seventh Settlement Period Thereafter	3.05%
Eighth Settlement Period Thereafter	3.35%
Ninth Settlement Period Thereafter	3.75%
Tenth Settlement Period Thereafter	3.95%
Eleventh Settlement Period Thereafter	4.25%
Twelfth Settlement Period Thereafter	4.75%
Thirteenth Settlement Period Thereafter	4.85%
Fourteenth Settlement Period Thereafter	5.25%
Fifteenth Settlement Period Thereafter	5.75%
Sixteenth Settlement Period Thereafter	6.05%
Seventeenth Settlement Period Thereafter	6.50%
Eighteenth Settlement Period Thereafter	6.50%
Nineteenth Settlement Period Thereafter	6.50%
Twentieth Settlement Period Thereafter	6.50%
Twenty-first Settlement Period Thereafter and all other Settlement Periods Thereafter	7.00%

EXHIBIT K

Form of Take-Out Notice